Third Quarter Report
 2004

MI Developments Inc.

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7K1 Tel (905) 713-6322 Fax (905) 713-6332

PRESS RELEASE
MI DEVELOPMENTS ANNOUNCES THIRD QUARTER 2004 RESULTS

November 10, 2004, Aurora, Ontario, Canada......MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID" or the "Company") today announced its results for the three and nine months ended September 30, 2004. All figures are in U.S. dollars unless otherwise noted.

	REAL ESTATE BUSINESS
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2004 Actual	2003 Pro Forma(1)	2004 Actual	2003 Pro Forma(1)
	(in thousands, except per share figures)
Rental revenues	$31,398	$29,485	$94,776	$85,387
Net income(2)	$11,513	$13,445	$34,687	$39,503
Funds from operations ("FFO")(2)(3)	$19,775	$22,043	$65,487	$64,683
Diluted FFO per share(2)(3)	$0.41	$0.46	$1.36	$1.34

	MID CONSOLIDATED ACTUAL
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2004	2003	2004	2003
Revenues
Real Estate Business	$31,398	$29,485	$94,776	$85,211
Magna Entertainment Corp. ("MEC")	105,596	104,475	589,721	562,857

	$136,994	$133,960	$684,497	$648,068

Net income (loss)
Real Estate Business(2)	$11,513	$10,930	$34,687	$19,641
MEC(4)	(27,450)	(9,556)	(29,419)	(1,579)

	$(15,937)	$1,374	$5,268	$18,062

Diluted earnings per share(4)(5)	$(0.33)	$0.02	$0.11	$0.02

(1)	On August 19, 2003, the shareholders of Magna International Inc. ("Magna") approved spin-off transactions to list MID as a separate, publicly-traded company. Pro forma results for the Real Estate Business give effect to the spin-off transactions, including business combinations, changes in legal, capital and lease structures, and committed levels of executive compensation for new officers of MID, as though all of these changes had occurred effective January 1, 2002. No pro forma adjustments were required to be made to the results for the three and nine months ended September 30, 2004.
(2)
The Real Estate Business' results for the nine months ended September 30, 2004 reflect (i) $6.9 million ($4.8 million net of income taxes) of costs incurred in the first and third quarter of 2004 related to employee settlement expenses, (ii) $2.7 million ($2.4 million net of income taxes) of costs in the third quarter of 2004 related to the Company's decision that it would not proceed with the Proposed MEC Privatization, and (iii) a one-time future income tax charge of $2.0 million incurred in the second quarter of 2004 in order to revalue downwards future tax assets related to Austrian operations to reflect decreases in corporate income tax rates. Excluding the impact of these items, for the three months ended September 30, 2004, the Real Estate Business' net income was $15.8 million, FFO was $24.2 million, and diluted FFO per share was $0.50. For the nine months ended September 30, 2004, excluding the impact of these items, the Real Estate Business' net income was $43.9 million, FFO was $71.6 million, and diluted FFO per share was $1.48.
(3)
FFO and diluted FFO per share are measures widely used by analysts and investors in evaluating the operating performance of real estate companies. However, FFO does not have a standardized meaning under Canadian GAAP and therefore, is unlikely to be comparable to similar measures presented by other companies. Please refer to "Reconciliation of Non-GAAP to GAAP Financial Measures" below.
(4)
Net income (loss) and diluted earnings per share for the nine months ended September 30, 2004 include the impact of non-cash write-downs of MEC's long-lived assets recorded during the three months ended June 30, 2004 of $26.7 million. The impact of these write-downs to MEC's segment net income for the nine months ended September 30, 2004 was $16.0 million. The impact to diluted earnings per share for the nine months ended September 30, 2004 was a decrease of $0.19 per share.
(5)	Diluted earnings per share for the three and nine months ended September 30, 2003, include net income only for the period subsequent to August 29, 2003, the effective date of the spin-off from Magna.

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REAL ESTATE BUSINESS

Results of Operations

On September 2, 2003, 100% of our shares were distributed by Magna to its shareholders of record on August 29, 2003 and we became a separate, publicly traded company. Pro forma results, which are presented for the three and nine months ended September 30, 2003, give effect to the "spin-off" transactions as though they occurred on January 1, 2002. Pro forma results have been provided for the prior year in order to allow a more meaningful basis for comparison of our current and prior year's financial performance.

Nine Months Ended September 30, 2004

For the nine months ended September 30, 2004, rental revenue was $94.8 million, an increase of $9.4 million or 11% over pro forma rental revenue for the nine months ended September 30, 2003 of $85.4 million. The higher rental revenue reflects an increase of $6.1 million due to the strengthening of the Canadian dollar and the euro against the U.S. dollar, completed development projects coming on-stream of $2.8 million, and contractual rent increases including certain rent adjustments of $3.1 million, partially offset by a decrease in the straight-line rent adjustment of $1.9 million and the effect of vacancies net of lease renewals, which lowered revenues by $0.7 million.

For the nine months ended September 30, 2004, net income of the Real Estate Business was $34.7 million. Included in this amount are non-recurring expenses of $9.2 million related to: (i) $4.8 million for employee settlement expenses, (ii) $2.4 million of costs related to the Company's decision to not proceed with the Proposed MEC Privatization, and (iii) a $2.0 million future income tax charge (see footnote (2) above for details of each of these items). Absent these non-recurring charges, net income of the Real Estate Business for the nine months ended September 30, 2004 was $43.9 million representing an increase of $4.4 million or 11% over the pro forma net income for the nine months ended September 30, 2003. The increase in net income, excluding the impact of these non-recurring items, is attributable to increased rental revenues of $9.4 million, additional interest income and other gains of $0.7 million and a reduction in income tax expense of $1.0 million, partially offset by higher general and administrative expenses of $4.8 million and depreciation expense of $1.9 million.

The increase in general and administrative expenses is due to nine months of actual expenses for the nine months ended September 30, 2004 being compared to one month of actual expenses and eight months of pro forma expenses for the nine months ended September 30, 2003. Actual general and administrative expenses are higher than the prior year pro forma amounts due to the additional public company costs and additional staffing costs (in addition to the incremental "committed" executive compensation costs included in the pre spin-off pro forma general and administrative expenses for the nine months ended September 30, 2003) incurred by the Company following the spin-off from Magna.

FFO for the nine months ended September 30, 2004 was $65.5 million, or $1.36 per share. Excluding the after-tax impact of non-recurring items amounting to $6.1 million, including, employee settlement expenses of $3.7 million, and costs related to the Proposed MEC Privatization of $2.4 million, FFO in the first nine months of 2004 was $71.6 million or $1.48 per diluted share, up 11% from pro forma FFO of $64.7 million or $1.34 per share for the corresponding period of 2003.

Three Months Ended September 30, 2004

For the three months ended September 30, 2004, rental revenue was $31.4 million, an increase of $1.9 million or 6% over pro forma rental revenue for the three months ended September 30, 2003 of $29.5 million. The higher rental revenue reflects an increase of $1.3 million due to the foreign exchange impact of a weaker U.S. dollar, completed development projects coming on-stream of $0.8 million, and contractual rent increases including certain rent adjustments of $1.1 million, partially offset by a decrease in the straight-line rent adjustment of $0.4 million and the effect of vacancies and other items, which lowered revenues by $0.9 million.

Net income for the 2004 third quarter was $11.5 million. Excluding the after-tax impact of non-recurrring items amounting to $4.3 million, including, $1.9 million for employee settlement expenses, and $2.4 million of costs

2    MI Developments Inc.      2004

related to the Proposed MEC Privatization, net income for the three months ended September 30, 2004 was $15.8 million, an increase of $2.4 million or 17% over the prior year pro forma amount of $13.4 million. The increase in net income, excluding the impact of these non-recurring items, was primarily the result of higher rental revenues of $1.9 million, additional interest income and other gains of $0.9 million and lower income taxes of $0.6 million, partially offset by increases in general and administrative expenses of $0.6 million and depreciation expense of $0.4 million.

The increase in general and administrative expenses is due to three months of actual expenses for the three months ended September 30, 2004 being compared to one month of actual expenses and two months of pro forma expenses for the three months ended September 30, 2003. As noted above, only known and "committed" expenses are included in the prior year pro forma general and administrative expenses.

FFO in the three months ended September 30, 2004 was $19.8 million, or $0.41 per share. Excluding the after-tax impact of non-recurring items amounting to $4.5 million, including, employee settlement expenses of $2.1 million and costs related to the Proposed MEC Privatization of $2.4 million, FFO in the three months ended September 30, 2004 was $24.2 million or $0.50 per share, up 10% from pro forma FFO of $22.0 million or $0.46 per share for the comparable period in 2003.

Operating and Development Highlights

At September 30, 2004, the Real Estate Business had 25.0 million square feet of leasable area with annualized lease payments of $131.8 million representing a return of 12.1% on the net book value of our income-producing property portfolio.

At September 30, 2004, MID's construction group had five properties under development: two in Canada and one each in Austria, the U.S. and the Czech Republic. These developments include expansions to existing facilities and when completed will add a total of 356,000 square feet to our income-producing portfolio. The total anticipated project costs related to these projects are $22.8 million, of which $12.8 million has been spent as of September 30, 2004.

Included in our Properties Under Development at September 30, 2004 is one new project in Canada received from the Magna group in the third quarter for a 253,000 square foot facility with a budgeted cost of approximately $14.0 million. In addition, subsequent to the quarter end, and subject to entering into definitive documents, we have reached an agreement in principle with the Magna group in respect of two additional facilities: (i) the 900,000 square foot greenfield facility in Bowling Green, Kentucky; and (ii) a 370,000 square foot existing facility located in Saltillo, Mexico, which the Company intends to purchase from and subsequently lease to the Magna group. The budgeted costs for these two facilities are approximately $80.0 million ($68.0 million for Bowling Green and $12.0 million for Saltillo). We anticipate finalizing definitive documents in respect of these facilities in the 2004 fourth quarter.

John Simonetti, Chief Executive Officer of MID, stated: "We are committed to growing the assets and cash flows of our Real Estate Business as evidenced by the $94.0 million in new Magna developments announced today. Our solid foundation comes from the recurring rental income stemming from our portfolio of Magna automotive factories, research and development centres and corporate offices, and we plan to continue to direct our financial resources in this area as we have done in the past. In addition, we are evaluating participating in the development of MEC projects, including MEC's underutilized lands surrounding its premier racetracks and certain of its racing assets and slot/video lottery terminal opportunities. The opportunities for growth within MEC are significant and, as holder of a 59% equity interest in MEC, MID has a strong and vested interest in seeing that MEC is successful in realizing these opportunities."

MAGNA ENTERTAINMENT (MEC)

MEC's racetracks operate for prescribed periods each year. As a result, racing revenues and operating results for any quarter will not be indicative of MEC's revenues and operating results for the year. MEC's financial results for the third quarter of 2004 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the third quarter of 2003 do not reflect the

MI Developments Inc.      2004    3

operations of Magna Racino™, RaceONTV™ and MEC's European simulcasting and distribution business, which commenced operations during 2004.

Revenues for the third quarter and nine months ending September 30, 2004 increased 1% to $105.6 million and 5% to $589.7 million from the prior year comparable periods, respectively. The increase in revenue for the nine months ended September 30, 2004 is primarily attributable to the acquisition of Flamboro Downs on April 16, 2003, the opening of MEC's newest racetrack, Magna Racino™ on April 4, 2004, increased decoder revenues at MEC's California racetracks as a result of revenue being recognized during the second quarter of 2004 for amounts previously in dispute, increased attendance and wagering at Pimlico during the Preakness® and increased stall rent at Palm Meadows, MEC's thoroughbred training centre in Palm Beach County, Florida, partially offset by reduced on-track and inter-track wagering revenues at several of MEC's facilities due to lower average daily attendance and decreased access fee revenues from the Magna Golf Club and Fontana Sports facilities as a result of the expiry of the access agreements with Magna on December 31, 2003 and March 1, 2004, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") was a loss of $30.5 million for the third quarter ended September 30, 2004, compared to a loss of $12.6 million in the prior year period, and was a loss of $11.2 million in the first nine months ended September 30, 2004, compared to earnings of $30.2 million in the prior year period. EBITDA for the first nine months of 2004 was adversely impacted by a non-cash write-down of long-lived assets of $26.7 million related to the redevelopment of the Gulfstream Park racetrack and the racing surfaces at Laurel Park. The decline in the third quarter of 2004 was primarily attributable to pre-operating and start-up costs incurred at Magna Racino™, RaceONTV™ and other MEC European business developments, additional predevelopment and other costs, additional distribution and production costs at HRTV™, severance and union buyout costs at The Maryland Jockey Club and other non-recurring costs incurred in connection with the redevelopment of the racing surfaces at Laurel Park.

Net loss increased to $27.4 million in the third quarter of 2004 compared to a loss of $9.6 million in the prior year period and for the first nine months of 2004 decreased to a loss of $29.4 million compared to a loss of $1.6 million in the prior year period. The net loss in the first nine months of 2004 includes the impact of the non-cash write-down of long-lived assets. The decline in the third quarter of 2004 is due to the EBITDA decreases as noted above and increased depreciation and amortization and interest expense in the three month period ended September 30, 2004 compared to the comparable 2003 period.

At September 30, 2004, the market value of MID's shareholding in MEC was $342.4 million, based on the closing price of $5.45 per share for MEC Class A Subordinate Voting Stock (NASDAQ:MECA) on that date.

Dividends

We also announce that our Board of Directors declared a dividend on our Class A Subordinate Voting Shares and Class B Shares for the third quarter ended September 30, 2004. A dividend of U.S. $0.09 per share is payable on or after December 15, 2004 to shareholders of record at the close of business on November 30, 2004.

MID Stock Symbols

MID also announced a pending change in its stock symbols on the Toronto Stock Exchange ("TSX"). Commencing November 22, 2004, the Class A Subordinate Voting Shares of MID will be traded on the TSX under the stock symbol "MIM.SV.A" and the Class B Shares will be traded under the stock symbol "MIM.MV.B". These changes result from a new symbol naming convention adopted by the TSX. The stock symbol for the Class A Subordinate Voting Shares on the New York Stock Exchange ("MIM") is not affected by this change.

4    MI Developments Inc.      2004

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES
REAL ESTATE BUSINESS
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS
(U.S. dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004 Actual	2003 Pro Forma	2004 Actual	2003 Pro Forma

Net income	$11,513	$13,445	$34,687	$39,503
Add back (deduct) non-cash items:
Depreciation and amortization	8,533	8,154	25,405	23,545
Future income taxes	147	926	4,157	3,905
Stock-based compensation expense	(206)	—	1,558	—
Straight-line rent adjustment	136	(637)	(104)	(2,404)
Loss (gain) on disposal of real estate	(348)	155	(216)	134

Funds from operations	$19,775	$22,043	$65,487	$64,683

Funds from operations per share
Basic and diluted	$0.41	$0.46	$1.36	$1.34

Average number of shares outstanding (thousands)
Basic	48,160	48,130	48,153	48,130
Diluted	48,160	48,130	48,190	48,130

MI Developments Inc.      2004    5

Management's Discussion and Analysis of Operations and Financial Position

Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") of MI Developments Inc. ("MID", "we", or the "Company") summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of MID for the three and nine months ended September 30, 2004. All amounts are in United States ("U.S.") dollars and all tabular amounts are, unless otherwise noted, in millions of U.S. dollars, except per share figures. This MD&A should be read in conjunction with the accompanying unaudited interim consolidated financial statements for the three and nine months ended September 30, 2004, the unaudited pro forma consolidated statements of income (loss) for the three and nine months ended September 30, 2004 and the audited consolidated financial statements for the year ended December 31, 2003, all of which are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Additional information relating to MID, including our Annual Information Form dated May 18, 2004, can be found on our website at www.midevelopments.com and on SEDAR at www.sedar.com.

GENERAL

Overview

MID is a real estate operating company engaged in the ownership, management, leasing, development and acquisition of industrial and commercial properties in North America and Europe (the "Real Estate Business"). The Real Estate Business comprises a global portfolio of 107 properties located in 10 countries including Canada, Austria, the U.S., Mexico, Germany, Belgium, the United Kingdom, Spain, Poland and the Czech Republic. Magna International Inc. ("Magna") and its wholly-owned subsidiaries (Cosma, Magna Steyr, Magna Drivetrain and Magna Donnelly) and publicly-traded subsidiaries (Decoma International Inc. ("Decoma"), Intier Automotive Inc. ("Intier") and Tesma International Inc. ("Tesma")) (collectively, the "Magna Group") are the tenants of all but two of our income-producing properties. The Magna Group, the most diversified automotive supplier in the world, designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, Mexico, South America and Asia.

On October 25, 2004, Magna announced that it has made separate proposals to the respective boards of directors of its three publicly-traded subsidiaries, Decoma, Intier and Tesma, in each case, to acquire all the outstanding Class A Subordinate Voting Shares of each subsidiary not owned by Magna. Each proposal is independent and not conditional on completion of the other transactions. Each of the proposed transactions is proposed to be carried out by way of a court-approved plan of arrangement under Ontario law and is subject to applicable securities laws, including the Ontario rules that specifically govern going-private transactions of this nature. In addition to court approval, each transaction would require the approval of the shareholders of each subsidiary, including by way of a majority of the votes cast by holders other than Magna and its affiliates and other insiders.

In addition to the Company's Real Estate Business operation, MID has other operations held through a 59% controlling interest in its publicly-traded subsidiary, Magna Entertainment Corp. ("Magna Entertainment" or "MEC"). MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

MEC's racetrack properties, which include excess or under-utilized lands adjacent to some of the racing operations, are located in some of the premier urban real estate markets in the U.S. MEC plans to develop these under-utilized lands, and in some cases, re-develop the properties used in MEC's racing operations. MEC may also develop new properties for its racing operations and for slot/video lottery terminal opportunities. MID sees MEC's plans for these development and re-development projects as providing MID with opportunities to participate in these projects directly through its Real Estate Business.

6    MI Developments Inc.      2004

On July 13, 2004, the Company announced its intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not owned by MID (the "Proposed MEC Privatization"). On September 16, 2004, the Company announced that it would not proceed with the offer.

Segments

The Company's reportable segments reflect how the Company is organized and managed by executive management. The Company's operations are segmented between wholly-owned operations (the Real Estate Business) and publicly-traded operations (Magna Entertainment). The segregation of operations between wholly-owned and publicly-traded recognizes the fact that in the case of the Real Estate Business, the Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas in the case of MEC, such responsibility resides with MEC's separate board of directors and executive management.

MID controls 96% of the votes attached to MEC's outstanding stock, and is therefore required to include MEC in its consolidated financial statements in accordance with GAAP. MEC accounts for approximately 50% of the Company's consolidated total assets as at September 30, 2004 and 86% of the Company's consolidated revenue for the nine months ended September 30, 2004. The Company's Consolidated Statements of Income (Loss), Consolidated Statements of Cash Flows, Consolidated Balance Sheets and the MD&A have been arranged so as to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

Spin-off Transactions and Pro Forma Results of Operations

MID is the successor to the real estate division of Magna, which was reorganized as an autonomous business unit within Magna between August 1998 and January 1999.

On July 7, 2003, Magna announced a reorganization (the "Spin-off Transactions") under which, subject to shareholder and regulatory approvals, it planned to distribute 100% of the shares of MID to Magna's shareholders. On August 19, 2003, at a special meeting of shareholders, the Spin-off Transactions were approved by over 97% of the votes cast by holders of each of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class voting separately.

A distribution of one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares and one MID Class B Share for every two Magna Class B Shares was made on September 2, 2003 to Magna shareholders of record at the close of business on August 29, 2003. For further details on the initial public distribution of the MID Class A Subordinate Voting Shares and the MID Class B Shares, including a more detailed discussion of the Spin-off Transactions, refer to MID's Prospectus dated August 18, 2003 (the "Prospectus").

In order to provide a more meaningful basis for comparison, the Company has provided unaudited pro forma consolidated statements of income (loss) for the three and nine months ended September 30, 2003. The unaudited pro forma consolidated statements of income (loss) show adjustments made to the statements of income (loss) to give effect to the Spin-off Transactions, including business combinations, changes in legal, capital and lease structures, and committed levels of executive compensation for new officers of the Company, as though all of these changes had occurred effective January 1, 2002. While management believes the unaudited pro forma consolidated statements of income (loss) for the three and nine months ended September 30, 2003 provide a more relevant comparison of operating results between periods, it is not necessarily indicative of the results of operations that would have resulted if the relevant transactions and changes had taken place as of January 1, 2002 in accordance with the assumptions and adjustments detailed in note 2 to the unaudited pro forma consolidated statements of income (loss).

Pro forma adjustments apply only to results for the three and nine months ended September 30, 2003. No pro forma adjustments were required for the three or nine months ended September 30, 2004, as none of the pro forma adjustments have any impact on the actual consolidated results for those periods.

The discussion on the results of operations of the Real Estate Business, included below under the headings "Real Estate Business Results of Operations — For the Nine Months Ended September 30, 2004" and "Real

MI Developments Inc.      2004    7

Estate Business Results of Operations — For the Three Months Ended September 30, 2004" includes a comparison of the actual results for the three and nine months ended September 30, 2004 with the pro forma, as well as the actual results for the corresponding periods of 2003.

Foreign Currencies

The Company has not entered into derivative financial arrangements for currency hedging purposes, and has not and will not enter into such arrangements for speculative purposes. Fluctuations in the U.S. dollar's value relative to other currencies (in particular, the euro and the Canadian dollar) will result in fluctuations in the reported U.S. dollar value of assets, liabilities, income and cash flow.

	Average exchange rate for the three months ended September 30,			Average exchange rate for the nine months ended September 30,
	2004	2003	Change	2004	2003	Change
1 Canadian dollar equals U.S. dollars	0.766	0.725	6%	0.753	0.701	7%
1 euro equals U.S. dollars	1.223	1.124	9%	1.225	1.112	10%
	Exchange rate as at
	September 30, 2004	December 31, 2003	Change
1 Canadian dollar equals U.S. dollars	0.792	0.775	2%
1 euro equals U.S. dollars	1.240	1.259	(2%	)

The preceding tables reflect the changes in average exchange rates during the three and nine months ended September 30, 2004 and 2003, as well as the changes in the exchange rates as at September 30, 2004 and as at December 31, 2003 between the most common currencies in which we conduct our business and our U.S. dollar reporting currency. The changes in the foreign exchange rates for the three and nine months ended September 30, 2004 from the prior year periods impacted the reported U.S. dollar amounts of the Company's revenues, expenses and income (loss).

The results of foreign operations are translated into U.S. dollars using the average exchange rates for the periods as shown in the table above. Throughout this MD&A, reference is made, where significant, to the impact of foreign exchange fluctuations on reported U.S. dollar amounts.

REAL ESTATE BUSINESS

Income-Producing Portfolio

Portfolio Highlights

	September 30, 2004	December 31, 2003
(in millions, except percentage and number of properties)
Annualized Lease Payments ("ALP")	$131.8	$127.0
Income-producing property, net book value ("IPP")	$1,087.4	$1,087.9
ALP as percentage of IPP	12.1%	11.7%
Leasable Area (square feet)	25.0	24.4
Number of income-producing properties	107	106

Annualized lease payments represent the lease payments for September 2004 and December 2003, multiplied by twelve, with rents denominated in foreign currencies being converted to U.S. dollars based on exchange rates in effect at September 30, 2004 and December 31, 2003, respectively, as noted above in the table under the heading GENERAL — Foreign Currencies.

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The following table summarizes the items impacting the annualized lease payments during the three and nine months ended September 30, 2004:

	For the three months ended September 30, 2004	For the nine months ended September 30, 2004
(in millions)
Annualized lease payments as at December 31, 2003	$—	$127.0
Annualized lease payments as at June 30, 2004	128.5	—
Effect of changes in foreign currency exchange rates and other	1.8	(0.3)
Completed projects on-stream	1.3	2.9
Contractual rent increases	0.2	2.2

Annualized lease payments as at September 30, 2004	$131.8	$131.8

Annualized lease payments at September 30, 2004 were $131.8 million, an increase of $3.3 million or 3% when compared to annualized lease payments of $128.5 million at June 30, 2004. The weakening of the value of the U.S. dollar relative to the Canadian dollar during the three months ended September 30, 2004 increased annualized lease payments by $1.8 million. Completed projects brought on-stream increased annualized lease payments by $1.3 million and include three expansion projects with 214 thousand square feet of leasable area. Contractual rent increases were realized on four facilities totaling 239 thousand square feet of leasable area with associated increases in annualized lease payments of $0.2 million.

Annualized lease payments increased $4.8 million or 4% when compared to annualized lease payments of $127.0 million at December 31, 2003. The fluctuation in the value of the U.S. dollar against the euro and Canadian dollar as at December 31, 2003 compared to September 30, 2004 had the effect of reducing annualized lease payments by $0.3 million. Completed projects brought on-stream increased annualized lease payments by $2.9 million and include: (i) refurbishments to existing facilities which contributed $0.4 million; and (ii) the completion of six expansion projects with 441 thousand square feet of leasable area which contributed $2.5 million. Contractual rent increases were realized on approximately 6.5 million square feet of leasable area and from certain land leases with associated increases in annualized lease payments of $1.7 million and $0.5 million, respectively, when the rent increases are converted at average foreign exchange rates during the nine months ended September 30, 2004.

The annualized lease payments by currency at September 30, 2004 and December 31, 2003 were as follows:

	September 30, 2004		December 31, 2003
(in millions, except percentages)
Euro	$58.5	44.4%	$58.3	45.9%
Canadian dollar	40.0	30.3	37.3	29.4
U.S. dollar	31.2	23.7	29.3	23.0
Other	2.1	1.6	2.1	1.7

	$131.8	100.0%	$127.0	100.0%

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Real Estate Business Results of Operations —
For the Nine Months Ended September 30, 2004

Highlights

Nine months ended September 30, (in millions, except per share amounts)	2004 Actual	2003 Pro forma	Change (%)
Revenues	$94.8	$85.4	11
Net Income[1]	$34.7	$39.5	(11)
Funds From Operations ("FFO")[1,2]	$65.5	$64.7	1
Diluted FFO per share[1,2]	$1.36	$1.34	1
1
The Company's net income, FFO and diluted FFO per share for the nine months ended September 30, 2004 include the impact of costs related to employee settlement expenses of $5.8 million for former executives, and a related non-cash net stock based compensation expense of $1.2 million related to stock options previously granted to these executives. In addition, costs of $2.7 million were incurred related to the Proposed MEC Privatization. The Company's net income further includes a one-time future income tax charge of $2.0 million in order to revalue downwards future tax assets related to Austrian operations to reflect decreases in corporate income tax rates. Excluding the impact of these items, during the nine months ended September 30, 2004, net income was $43.9 million, FFO was $71.6 million, and the diluted FFO per share amount was $1.48.

2
FFO is a measure widely used by analysts and investors in evaluating the operating performance of real estate companies, however, FFO and diluted FFO per share do not have standardized meaning under Canadian GAAP and therefore are unlikely to be comparable to similar measures presented by other companies. Pro forma FFO for the nine months ended September 30, 2003 has been calculated using pro forma amounts determined as discussed above under the heading, Pro Forma Results of Operations.

Revenue

(in millions)
Pro forma revenue for the nine months ended September 30, 2003	$85.4
Effect of changes in foreign currency exchange rates and other	6.1
Completed projects on-stream	2.8
Contractual rent increases and rent adjustments	3.1
Decrease in straight-line rent adjustment	(1.9)
Vacancies and other	(0.7)

Revenue for the nine months ended September 30, 2004	$94.8

The strengthening of the average exchange rates for the euro and Canadian dollar against the U.S. dollar for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003 had a significant positive effect of $6.1 million on reported U.S. dollar revenues. The increase in revenues from projects brought on-stream and contractual rent increases and rent adjustments realized in the last quarter of 2003 and the first nine months of 2004 were $2.8 million and $3.1 million, respectively.

The Real Estate Business records annual rental revenue from operating leases based on a straight-lining of the total contracted rent over the term of the lease. In North America, certain leases have fixed rent escalations every five years pursuant to which basic rent increases by a set percentage. Thus, the amount of revenue recorded on a lease in its early years exceeds the amount of the actual lease payments received in those years, whereas in the later years of the lease, the amount of revenue recorded is less than the amount of the actual lease payments. The impact of straight-lining rent for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003 was a decrease in rental revenue of $1.9 million. The impact of the straight-lining of rents was to increase revenue by $0.1 million in the nine months ended September 30, 2004 (nine months ended September 30, 2003 — increase of $2.4 million).

The actual revenue for the nine months ended September 30, 2003 was $85.2 million, or $0.2 million lower than the pro forma amount of $85.4 million. The difference represents pro forma incremental revenue for January 2003 from the three Tesma facilities acquired on January 31, 2003 for which rental income commenced in February 2003.

10    MI Developments Inc.      2004

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2004 was $21.4 million compared to the pro forma amount of $6.9 million for the nine months ended September 30, 2003 for an increase of $14.5 million. The increase is primarily related to $9.6 million of non-recurring expenses including, $2.7 million related to the Proposed MEC Privatization and $6.9 million in employee settlement expenses for former executives. Included in the employee settlement expenses is a related non-cash net stock-based compensation expense of $1.2 million related to stock options previously awarded to these executives. The remaining increase of $4.9 million was primarily caused by:

  •
  incremental public company and staffing costs of $3.3 million as a result of the spin-off from Magna (in addition to "committed" executive compensation costs); and

  •
  the weakening of the U.S. dollar in relation to the Canadian dollar and the euro, which accounted for $0.4 million of the increase.

The actual general and administrative expenses for the nine months ended September 30, 2003 were $6.0 million, or $0.9 million lower than the pro forma amount of $6.9 million. The difference represents incremental "committed" executive compensation costs that were expected to be borne by the Real Estate Business post spin-off.

Depreciation and Amortization Expense

Depreciation and amortization expense was up 8% or $1.9 million to $25.4 million for the nine months ended September 30, 2004, compared to the pro forma amount of $23.5 million in the nine months ended September 30, 2003. Of this increase, $1.5 million represents the increase in the value of the euro and Canadian dollar relative to the U.S. dollar over this period, with the remaining increase resulting from new projects brought on-stream.

The pro forma adjustments to depreciation and amortization expense for the nine months ended September 30, 2003 were not significant.

Interest Income (Expense)

Net interest income was $0.6 million in the nine months ended September 30, 2004 while on a pro forma basis there was no interest income or expense in the corresponding period last year. The net interest income earned in the nine months ended September 30, 2004 was primarily from the short-term investment of cash balances.

The reported actual net interest expense for the nine-month period ended September 30, 2003 was $25.1 million. Prior to the Spin-off Transactions, almost all interest expense incurred was paid to Magna, which charged interest on intercompany advances to the Real Estate Business. As part of the pro forma adjustments, the intercompany interest has been removed from the pro forma results, as all of the advances from Magna were eliminated as part of the Spin-off Transactions.

Gain on Disposal of Real Estate

In the nine months ended September 30, 2004, the Real Estate Business recognized a net $0.2 million gain on the disposal of vacant land.

Income Tax Expense

In the nine months ended September 30, 2004, the Real Estate Business' income tax expense was $14.1 million, representing an effective income tax rate of 28.9%. The effective rate in 2004 was impacted by $1.6 million of non-tax-deductible stock-based compensation expense and a future income tax expense of $2.0 million recorded in the second quarter of 2004, as the Real Estate Business was required to revalue downwards its future income tax assets related to its Austrian operations to reflect decreases in corporate income tax rates. Excluding the impact of these items, the effective tax rate for the nine-month period ended September 30, 2004 was 24.0%. In the nine months ended September 30, 2003, the pro forma income tax

MI Developments Inc.      2004    11

expense was $15.3 million providing an effective income tax rate of 27.9%. The decrease is due to the change in income subject to income tax in the various tax jurisdictions in which the company operates.

The actual income tax expense for the Real Estate Business for the nine months ended September 30, 2003 was $10.8 million, representing an effective tax rate of 35.5%, which was 7.6% higher than the pro forma income tax rate. The difference between the effective tax rates is primarily due to changes in the capital structure of the Real Estate Business following the spin-off from Magna.

Funds From Operations ("FFO")

Nine Months Ended September 30, (in millions)	2004 Actual	2003 Pro forma	Change (%)
Net income	$34.7	$39.5	(11)
Add back (deduct) non-cash items:
Depreciation and amortization	25.4	23.6	8
Future income taxes	4.1	3.9	5
Stock-based compensation expense	1.6	—	—
Straight-line rent adjustment	(0.1)	(2.4)	(96)
(Gain) loss on disposal of real estate	(0.2)	0.1	—
FFO	$65.5	$64.7	1
Diluted FFO per share ($)	$1.36	$1.34	1
Diluted shares outstanding (thousands)	48,190	48,130	—

The improvement in the Real Estate Business' FFO of $0.8 million in the nine months ended September 30, 2004 compared to the prior year's pro forma amount is due to the year-over-year increase in revenues of $9.4 million, reduction in straight-line rent adjustments of $2.3 million, increase in interest income of $0.6 million, and decrease in cash taxes of $1.4 million, partly offset by increases in general and administrative expenses (excluding non-cash stock-based compensation expense of $1.6 million) of $12.9 million.

Excluding the employee settlement expenses of $5.8 million ($3.7 million net of income tax expense) and costs related to the Proposed MEC Privatization of $2.7 million ($2.4 million net of income tax expense) recorded in the nine months ended September 30, 2004, FFO was $71.6 million (diluted FFO per share of $1.48) or $6.9 million higher than the pro forma FFO for the corresponding period of 2003.

Real Estate Business Results of Operations —
For the Three Months Ended September 30, 2004

Highlights

Three months ended September 30, (in millions, except per share amounts)	Actual 2004	2003 Pro forma	Change (%)
Revenues	$31.4	$29.5	6
Net Income[1]	$11.5	$13.4	(11)
Funds From Operations ("FFO")[1]	$19.8	$22.0	(10)
Diluted FFO per share[1]	$0.41	$0.46	(11)
1
The Company's net income, FFO and diluted FFO per share for the three months ended September 30, 2004 include the impact of costs related to employee settlement expenses of $3.3 million for former executives, and a related non-cash stock-based compensation recovery of $0.2 million. In addition, costs of $2.7 million were incurred related to the Proposed MEC Privatization. Excluding the impact of these items, during the three months ended September 30, 2004, net income was $15.8 million, FFO was $24.2 million, and the diluted FFO per share amount was $0.50.

12    MI Developments Inc.      2004

Revenue

(in millions)
Pro forma revenue for the three months ended September 30, 2003	$29.5
Effect of changes in foreign currency exchange rates and other	1.3
Completed projects on-stream	0.8
Contractual rent increases and rent adjustments	1.1
Decrease in straight-line rent adjustment	(0.4)
Vacancies and other	(0.9)

Revenue for the three months ended September 30, 2004	$31.4

The strengthening of the average exchange rates for the euro and Canadian dollar against the U.S. dollar for the three months ended September 30, 2004 compared to the three months ended September 30, 2003 had a positive effect of $1.3 million on reported U.S. dollar revenues. The increase in revenues from projects brought on-stream and contractual rent increases realized between the third quarter of 2003 and the third quarter of 2004 were $0.8 million and $1.1 million, respectively. The impact of the straight-lining of rents over the same period was to decrease revenue by $0.4 million.

There were no pro forma adjustments to revenues for the three months ended September 30, 2003.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2004 increased $6.5 million to $9.2 million, up from the pro forma amount of $2.7 million for three months ended September 30, 2003. The increase is primarily related to $5.8 million of non-recurring items including, $2.7 million in costs related to the Proposed MEC Privatization and $3.1 million in employee settlement expenses. Included in the employee settlement expense is a related non-cash income amount of $0.2 million related to stock-based compensation on stock options previously awarded to these executives that were cancelled. The remaining increase of $0.7 million was primarily due to the incremental public company and staffing costs as a result of the spin-off from Magna.

The actual general and administrative expenses for the three months ended September 30, 2003 were $2.4 million, or $0.3 million lower than the pro forma amount of $2.7 million. The difference represents incremental "committed" executive compensation costs that were expected to be borne by the Real Estate Business post spin-off.

Depreciation and Amortization Expense

Depreciation and amortization expense was up 5% or $0.3 million to $8.5 million for the three months ended September 30, 2004, compared to the pro forma amount of $8.2 million in the three months ended September 30, 2003. This change was primarily due to the increase in the value of the euro and Canadian dollar relative to the U.S. dollar over this period, with an immaterial change from new projects brought on-stream and dispositions.

There were no pro forma adjustments to depreciation and amortization expense for the three months ended September 30, 2003.

Interest Income (Expense)

Net interest income was $0.4 million for the three months ended September 30, 2004, while on a pro forma basis there was no interest income or expense in the corresponding period last year. The net interest income earned in the three months ended September 30, 2004 was primarily from the short-term investment of cash balances.

The reported actual net interest expense for the three-month period ended September 30, 2003 was $3.5 million. Prior to the Spin-off Transactions, almost all interest expense incurred was paid to Magna, which charged interest on intercompany advances to the Real Estate Business. As part of the pro forma

MI Developments Inc.      2004    13

adjustments, the intercompany interest was removed as all of the advances from Magna were eliminated as part of the Spin-off Transactions.

Gain (Loss) on Disposal of Real Estate

The Real Estate Business recognized a gain on disposal of real estate of $0.3 million for the three months ended September 30, 2004 and a loss of $0.2 million for the three months ended September 30, 2003.

Income Tax Expense

In the three months ended September 30, 2004, the Real Estate Business' income tax expense was $2.9 million, representing an effective income tax rate of 19.4%. The effective rate in 2004 was impacted by $0.2 million of non-taxable stock-based compensation recovery and certain non-deductible expenses related to the Proposed MEC Privatization. Excluding the impact of these items, the effective tax rate for the three months ended September 30, 2004 was 19.2%. In the three months ended September 30, 2003, the pro forma income tax expense was $5.0 million providing an effective income tax rate of 27.1%.

The actual income tax expense for the Real Estate Business for the three months ended September 30, 2003 was $4.3 million, representing an effective tax rate of 28.1%, which is 1.0% higher than the pro forma income tax rate.

Funds From Operations ("FFO")

Three Months Ended September 30, (in thousands)	2004 Actual	2003 Pro forma	Change (%)
Net income	$11.5	$13.4	(11)
Add back (deduct) pro forma non-cash items:
Depreciation and amortization	8.5	8.2	4
Future income taxes	0.2	0.8	(75)
Stock-based compensation expense	(0.2)	—	—
Straight-line rent adjustment	0.1	(0.6)	—
(Gain) loss on disposal of real estate	(0.3)	0.2	—

FFO	$19.8	$22.0	(10)
Diluted FFO per share ($)	$0.41	$0.46	(9)
Diluted shares outstanding (thousands)	48,160	48,130	—

The decrease in the Real Estate Business' FFO of $2.2 million in the three months ended September 30, 2004 compared to the prior year's pro forma amount is due primarily to the year-over-year increase in rental revenues of $1.9 million, decrease in cash taxes of $1.4 million, increase in interest income of $0.4 million, and a reduction in straight-line rent adjustments of $0.8 million, offset by increased general and administrative expenses of $6.7 million (excluding non-cash stock-based compensation recovery of $0.2 million), including $3.3 million in employee settlement expenses and costs of $2.7 million related to the Proposed MEC Privatization.

Excluding the employee settlement expenses of $3.3 million ($2.1 million, net of income tax expense) and the costs related to the Proposed MEC Privatization of $2.7 million ($2.4 million, net of income tax expense) for the three months ended September 30, 2004, FFO was $24.2 million (diluted FFO per share of $0.50) or $2.2 million higher than the proforma FFO for the corresponding period of 2003.

14    MI Developments Inc.      2004

Real Estate Business Statements of Cash Flows

Nine Months Ended September 30, 2004

Operating Activities

The Real Estate Business generated cash flow from operations before changes in non-cash balances of $65.6 million in the nine months ended September 30, 2004, up from $45.1 million in the nine months ended September 30, 2003. Cash flow from operations before changes in non-cash balances for the nine months ended September 30, 2004 increased over the prior year period as a result of the following factors: a $15.0 million increase in net income; a $1.6 million increase in non-cash stock-based compensation expense; a $1.9 million increase in depreciation and amortization expense; a $2.3 million decrease in the non-cash adjustment to income for the straight-lining of rent; and a $0.3 million increase in future income tax expense. These factors were partially offset by a $0.6 million decrease in other non-cash amounts.

In the nine months ended September 30, 2004, the Real Estate Business generated cash of $14.0 million from changes in non-cash balances, compared to a use of cash from changes in non-cash balances of $8.7 million in the nine months ended September 30, 2003.

Investment Activities

In the nine months ended September 30, 2004, the Real Estate Business spent $30.9 million in real estate property development expenditures on various projects undertaken for the Magna Group and received proceeds from the sale of real estate properties of $2.5 million.

Financing Activities

In the nine months ended September 30, 2004, the Real Estate Business paid $13.0 million of dividends on MID's Class A Subordinate Voting Shares and Class B shares and made repayments of long-term debt of $0.3 million. Cash of $0.7 million was generated in the nine months ended September 30, 2004 from the issuance of 30,000 Class A Subordinate Voting Shares upon the exercise of stock options.

Real Estate Assets

Overview

The Real Estate Business' real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale. The net book values of the Real Estate Business' real estate assets are as follows:

(in millions)	September 30, 2004	December 31, 2003
Income-producing properties	$1,087.5	$1,087.9
Properties under development	12.8	8.7
Properties held for development	101.4	124.9
Properties held for sale	30.2	6.0

Real estate properties, net	$1,231.9	$1,227.5

Income-Producing Properties

At September 30, 2004, the Real Estate Business had 107 income-producing properties under operating leases representing in the aggregate 25.0 million square feet of rentable space. The income-producing properties are comprised predominantly of industrial plants strategically located and used by the Magna Group primarily to provide automotive parts and modules for assembly plants throughout North America and Europe. The portfolio also includes several office buildings that comprise 3.5% of the total square footage of income-producing properties. These office properties include the head offices of the Magna Group. The income-producing portfolio is situated in Austria, Canada, the U.S., Germany, Mexico, and five other

MI Developments Inc.      2004    15

European countries. The book value of the income-producing portfolio by country as at September 30, 2004 was as follows:

(in millions, except percentages)	Book Value	Percent of Total
Austria	$353.7	32.5
Canada	330.4	30.4
U.S.	187.3	17.2
Germany	110.7	10.2
Mexico	69.3	6.4
Other European countries	36.1	3.3

	$1,087.5	100.0

Properties Under Development

Development properties consist of projects currently in progress. At September 30, 2004, there were five properties under development: two in Canada, and one each in Austria, the U.S. and the Czech Republic. These developments include expansions to existing facilities, and when completed will add a total of 356,000 square feet to our income-producing portfolio. The total anticipated project costs related to these projects are approximately $22.8 million of which $12.8 million has been spent as of September 30, 2004.

Properties Held for Development

At September 30, 2004, the Real Estate Business had 719.5 acres of land with a net book value of $101.4 million held for future development, down from 1,095.0 acres of land with a net book value of $124.9 million at December 31, 2003. The decrease in the net book value of properties held for development during the nine months ended September 30, 2004 of $23.5 million was due to the following reasons:

  •
  the transfer of land with net book value of $1.5 million to properties under development;

  •
  the sale of land with net book value of $1.4 million;

  •
  the leasing of vacant land with net book value of $2.3 million and being classified as income-producing property; and

  •
  the classification of land with net book value of $23.9 million as held for sale.

The effect of these was partially offset by the purchase of new property for development for $3.7 million, additional costs related to existing properties of $1.6 million and the net weakening of the U.S. dollar against the euro and the Canadian dollar, resulting in an increase of $0.3 million in properties held for development.

Properties Held for Sale

At September 30, 2004, there was $30.2 million of properties held for sale. In the U.S., this consisted of three properties totaling 117,000 square feet with a net book value of $2.3 million and a 273 acre parcel of vacant land with a book value of $19.1 million. In Canada, this consisted of two properties totaling 310,000 square feet with a net book value of $3.8 million and four parcels of vacant land totaling 71.4 acres with a book value of $5.0 million.

MAGNA ENTERTAINMENT

MEC's Business

Overview

MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. MEC currently operates or manages twelve thoroughbred racetracks, two

16    MI Developments Inc.      2004

standardbred (harness racing) racetracks, two racetracks that run both thoroughbred and standardbred meets and one greyhound track, as well as the simulcast wagering venues at these tracks. In addition, MEC operates off-track betting ("OTB") facilities and a national account wagering business known as XpressBet™, which permits customers to place wagers by telephone and over the Internet on horse races run at over 100 North American racetracks and internationally on races in Australia, South Africa and Dubai. MEC also owns and operates HorseRacing TV™ ("HRTV"), a television network focused on horse racing that MEC initially launched on the Racetrack Television Network ("RTN"). MEC is in ongoing discussions with cable and satellite operators with the goal of achieving broader distribution for HRTV. In July 2004, HRTV entered into a carriage agreement with the operator of the Dish Network that dramatically expands HRTV's distribution throughout the United States. HRTV is currently distributed to more than 11 million cable and satellite TV subscribers. RTN, in which MEC has a one-third interest, was formed to telecast races from MEC's racetracks and other racetracks, via private direct to home satellite, to paying subscribers. On September 4, 2004, MEC opened a gaming facility at Magna Racino™, which includes alternative gaming, a race and sports book and an entertainment venue. MEC also owns a 30% equity interest in AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry. To support certain of MEC's thoroughbred racetracks, MEC owns and operates thoroughbred training centres situated near San Diego, California, in Palm Beach County, Florida and in the Baltimore, Maryland area. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product.

On November 1, 2004, wholly-owned subsidiaries of MEC entered into access agreements with Magna and one of its subsidiaries for their use of MEC's golf courses and associated clubhouse, meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario and Fontana Sports in Oberwaltersdorf, Austria. The agreements, which expire on December 31, 2014, stipulate annual fees of Cdn. $5.0 million, retroactive to January 1, 2004, and Euro 2.5 million, retroactive to March 1, 2004, respectively, for the use of the Magna Golf Club and Fontana Sports facilities, which will result in the recognition of approximately $6.5 million of revenue in the fourth quarter of 2004 related to these access agreements.

On August 24, 2004, MI Racing Inc., MEC's wholly-owned subsidiary, sold the real property and associated racetrack license of Great Lakes Downs to Richmond Racing Co., LLC ("Richmond Racing") for approximately $4.2 million. The consideration included cash of $0.2 million and the issuance of a 20-year promissory note with a principal amount of $4.0 million, which bears interest at 5% per annum. MI Racing Inc. also entered into a lease agreement with Richmond Racing, which gives MI Racing Inc. the conditional right to continue operating Great Lakes Downs and conduct thoroughbred race meetings at the racetrack. The lease is for an initial term of five years with an option to renew the lease for up to three additional periods of five years each. MI Racing also has an option to repurchase the property and associated racetrack license of Great Lakes Downs from Richmond Racing in the event MEC is unsuccessful in obtaining a racetrack license for the proposed Romulus racetrack or in the event that state law in Michigan is amended to allow an entity to hold more than one racetrack license.

MEC continued the redevelopment of their Gulfstream Park racetrack during the third quarter of 2004. The project includes significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It also includes the construction of a modern clubhouse/grandstand offering an array of restaurants, bars and entertainment facilities. The capital budget for the redevelopment of Gulfstream Park is approximately $145 million. MEC's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is MEC's expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project entails the demolition of a substantial portion of the current buildings and related structures, temporary facilities will be erected to house the 2005 meet. The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet. Although the redevelopment is being scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of Gulfstream Park's operations during the 2005 meet and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

MI Developments Inc.      2004    17

The redevelopment of the racing surfaces at Laurel Park also continued during the third quarter of 2004. The project includes significant modifications and enhancements to the racing surfaces, including the construction of a new, wider turf course. As a result of the redevelopment, Laurel Park's 2004 summer meet, which ran from July 31, 2004 to August 27, 2004 and the fall meet which runs from November 4, 2004 to December 31, 2004, were moved to Pimlico. It is MEC's expectation that the new dirt track will be completed by December 31, 2004 and the new turf track will be completed prior to the start of Laurel's summer meet, which commences August 6, 2005.

Initiatives related to the passage of legislation permitting alternative gaming at racetracks, such as slot machines, video lottery terminals and other forms of non-pari-mutuel gaming, are actively underway in a number of states in which MEC operates, including California, Oklahoma, Florida and Michigan. The passage of such legislation can be a long and uncertain process. In addition, should alternative gaming legislation be enacted in any jurisdiction, there are a number of factors which will determine the viability and profitability of such an operation at one of MEC's racetracks. These factors include, without limitation, the income or revenue sharing terms contained in the legislation and applicable licenses, the conditions governing the operation of the gaming facility, the number, size and location of the other sites which are licensed to offer alternative gaming in competition with MEC, and the availability of financing on acceptable terms and the provisions of any ongoing agreements with the parties from whom MEC purchased the racetrack in question.

The Pennsylvania Senate and House of Representatives has passed the Pennsylvania Race Horse Development and Gaming Act and the Governor signed the legislation on July 5, 2004. The legislation authorizes the granting of slot machine licenses to up to seven Category 1 licensed facilities (i.e. racetracks) and up to five Category 2 licensed facilities (i.e. non-tracks), along with limited licenses to up to two Category 3 licensed facilities (i.e. resort hotels). The racetracks and non-track facilities, which successfully apply for slot machine licenses, will be permitted to operate between 1,500 and 3,000 slot machines each, subject to future expansion of up to 2,000 additional machines per facility with the approval of the Pennsylvania Gaming Control Board. The licensed resort facilities will be permitted to operate, on a limited basis, up to 500 machines each.

Each racetrack slot machine licensee in Pennsylvania will be required to pay 34% of its daily gross revenues from gaming less all monetary payouts ("Gross Terminal Revenues") to the State Gaming Fund, 4% of its Gross Terminal Revenues as a local share assessment, 5% of its Gross Terminal Revenues to the Pennsylvania Gaming Economic Development and Tourism Fund and a maximum of 12% of its Gross Terminal Revenues to a pool (the "Horsemen Pool") for distribution to each racetrack's horsemen, in the form of purses and other awards. Non-track and resort facilities will be bound to make the same percentage distributions but, since they do not conduct horse racing, they will contribute to the Horsemen Pool that portion of their Gross Terminal Revenues which is equal, on a pro rata basis, to the amount contributed to the Horsemen Pool by Category 1 licensees. The Horsemen Pool will then be allocated among the horsemen at each of the Category 1 licensed facilities, with the intention of providing payments to the horsemen at each racetrack, which are equivalent to 18% of that track's Gross Terminal Revenues.

All racetack licensees offering slot machines in Pennsylvania must pay an upfront fee of $50.0 million, as directed by the Pennsylvania State government or one of its agencies. In addition, each racetrack licensee will be required to commit a minimum of $5.0 million over a five year period, and between $0.3 million and $1.0 million annually for five years thereafter, for improvements and maintenance of its backstretch. The legalization of alternative gaming at Pennsylvania racetracks is anticipated to have a significant positive impact on purses and on the Pennsylvania horse racing industry in general. MEC intends to pursue an application for a slot machine license at The Meadows, MEC's racetrack in the Pittsburgh area, in accordance with the requirements of the legislation and associated regulations without delay.

MEC is also considering a redevelopment of the clubhouse/grandstand at The Meadows. In the event that MEC obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, it would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at September 30, 2004 of the assets that would be demolished if this redevelopment is completed is approximately $8.6 million. If MEC decides to proceed with this redevelopment and obtains the approval of MEC's Board of Directors, a reduction in the expected life of the existing assets

18    MI Developments Inc.      2004

would occur and a write-down would be necessary. If MEC proceeds, their goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there would likely be a temporary disruption of The Meadows' operations and there is a risk that the redevelopment would not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at The Meadows during the period of such interruption.

Under new legislation which, based on unofficial preliminary results posted by the Oklahoma State Election Board on November 3, 2004, was approved by the citizens of the State of Oklahoma in a referendum held on November 2, 2004, Remington Park, MEC's Oklahoma City racetrack, will be permitted to operate 650 electronic gaming machines, subject to increases of an additional 50 machines in each of the third and fifth years after the issuance of the applicable license. Remington Park's right to operate gaming machines under the new legislation is conditional on a number of events and approvals, including the ratification of a model tribal-state gaming compact by at least four Oklahoma Native American tribes and certification of election results by the State Election Board.

MEC is a participant in a ballot initiative in Florida where MEC is part of a coalition supporting a legislative initiative that would permit each of Broward and Miami-Dade counties to hold local referenda to permit the existing pari-mutuel license holders in the county, including Gulfstream Park in Broward County, to operate slot machines. The initiative obtained sufficient signatures to qualify for inclusion on the November 2, 2004 electoral ballot. The results of voting on the ballot initiative have not been finalized as of November 3, 2004. As at November 1, 2004, MEC has contributed $2.5 million to this initiative, which is their entire commitment to the coalition.

MEC is also a participant in a coalition opposing Proposal 1, a referendum initiative in Michigan that would require that any form of gaming in the state authorized by law after January 1, 2004 also be approved by the state and local referenda. Proposal 1 was passed on November 2, 2004, subject to certification of election results by the State Election Board. As at November 1, 2004, MEC has contributed $1.0 million to this initiative, of which $0.3 million had been paid to September 30, 2004, and MEC may have ongoing contribution requirements of an additional $0.5 million upon occurrence of certain conditions.

MEC is also a participant in a coalition of interested parties in California, which has established an initiative to support the Gaming Revenue Act of 2004 in the State of California, which was on the November 2, 2004 electoral ballot and defeated (subject to certification of election results by the State Election Board). MEC committed up to $4.8 million to this initiative of which $4.3 million had been paid to September 30, 2004.

MEC believes that the European marketplace offers significant potential growth for the export of MEC's horse racing. RaceONTV™ is a new service, based near Vienna, Austria, that offers simultaneous broadcasts of North American horse races and other racing content directly to wagering operations located outside of North America. RaceONTV™ commenced operations during the first quarter of 2004. On April 4, 2004, MEC opened its newest racetrack, Magna Racino™, near Vienna, Austria. MEC anticipates hosting 50 days of live racing annually at the Magna Racino™ in a mixed thoroughbred and standardbred meet. On September 4, 2004, a gaming facility at the Magna Racino™ was opened, which includes alternative gaming, a race and sports book and an entertainment venue.

MEC has applied for horse racing licenses in certain other jurisdictions, including the Detroit, Michigan area where MEC has plans to develop a new racetrack, subject to regulatory and other approvals. In October 2003, a subsidiary of the Company purchased vacant land in Romulus, Michigan, which may serve as the site of the proposed racetrack. The Company has granted MEC an option, excercisable at any time on or prior to June 30, 2005, to purchase the shares of its subsidiary, which holds the Romulus land.

In addition to MEC's racetracks, MEC owns a significant real estate portfolio which includes two golf courses and related recreational facilities as well as three residential developments in various stages of development in Austria, the United States and Canada. MEC is also working with potential developers and strategic partners for the development of leisure and entertainment or retail-based real estate projects on the excess land surrounding, or adjacent to, certain of MEC's premier racetracks. MEC has entered into a predevelopment management agreement with Forest City Enterprises, Inc. concerning the planned development of "The Village at Gulfstream Park™", an 80-acre, mixed-use retail, entertainment and residential project at Gulfstream

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Park. While MEC is exploring the development of some of its real estate, MEC intends to continue to sell its remaining non-core real estate (which had a book value of $2.5 million as of September 30, 2004) and may also sell its residential developments and certain other real estate in order to generate additional capital for its racing business.

The lease on MEC's Bay Meadows site has been extended through December 31, 2004. Although MEC is continuing to explore alternative venues, including vacant land that it purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex, this project is still in the early stages of planning and is subject to regulatory and other approvals. At this time, MEC does not expect that the Bay Meadows lease will be extended beyond December 31, 2004. If this lease is not renewed, MEC's operating results would be materially adversely affected at least until such time as an alternative venue could be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as MEC's Bay Meadows operation has been. Bay Meadows has budgeted earnings before income taxes for 2005 of $3.0 million.

MEC is considering a redevelopment of the entire stable area at Laurel Park. In the event that MEC proceeds with this redevelopment currently contemplated, it would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at September 30, 2004 of the assets that would be demolished if this redevelopment were completed is approximately $3.1 million. If MEC decides to proceed with this redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, MEC would schedule the project to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there would likely be a temporary disruption to Laurel Park's operations during the racing season and there is a risk that the redevelopment would not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season and could materially adversely affect MEC's operating results.

The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc., the current owner of Rosecroft Raceway, a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement was effective from June 9, 2004 and has been extended until December 31, 2004.

The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

Since coming into effect on June 9, 2004, the Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and OTB facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating

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Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club.

In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of MEC, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico, Laurel Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $10.0 million had been spent by September 30, 2004 and the remaining $5.0 million has been placed in an escrow account to be applied to future capital expenditures and renovations. MEC's 2004 capital expenditure plan anticipates satisfying this spending commitment by the end of 2004.

Seasonality

Most of MEC's racetracks operate for prescribed periods each year. As a result, MEC's racing revenues and operating results for any quarter will not be indicative of its racing revenues and operating results for any other quarter or for the year as a whole. Because five of MEC's largest racetracks, Santa Anita Park, Gulfstream Park, Lone Star Park at Grand Prairie, Pimlico and Golden Gate Fields, run live race meets principally during the first half of the year, MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in revenue and operating results.

MEC Results of Operations — For the Nine Months Ended September 30, 2004

Racing Operations

In the nine months ended September 30, 2004, MEC operated its largest racetracks for 13 fewer live race days compared to the prior year period, primarily due to The Maryland Jockey Club's desired reduction in race days. Pimlico and Laurel Park combined had 138 live race days in the current period as compared to 149 live race days in the prior year period. MEC's other racetracks operated an additional 123 live race days in the nine months ended September 30, 2004, compared to the prior year comparable period, primarily due to the completion of the acquisition of Flamboro Downs on April 16, 2003, which added 76 live race days to our racing calendar, 15 additional live race days at Remington Park as a result of the return of the spring quarter horse meet and 40 live race days at Magna Racino™, which commenced operations on April 4, 2004, partially offset by eight fewer live race days at Thistledown due to the later start of the 2004 live race meet.

Set forth below is a schedule of MEC's actual live race days by racetrack for the first, second and third quarters and awarded live race days for the remaining quarter of 2004 with comparatives for 2003.

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Live Race Days

Largest Racetracks	Q3 2004	2003 Q3	Q2 2004	Q2 2003	Q1 2004	Q1 2003	YTD 2004	YTD 2003	Awarded Q4 2004	Q4 2003	Total 2004[1]	Total 2003
Santa Anita Park[2]	—	—	10	15	69	66	79	81	7	5	86	86
Gulfstream Park	—	—	15	17	76	72	91	89	—	—	91	89
Golden Gate Fields	—	—	—	—	69	66	69	66	38	40	107	106
Bay Meadows	23	24	55	55	—	—	78	79	26	26	104	105
Laurel Park	—	22	—	—	58	61	58	83	—	59	58	142
Lone Star Park	8	10	58	60	—	—	66	70	16	33	82	103
Pimlico	32	18	43	48	5	—	80	66	63	5	143	71

	63	74	181	195	277	265	521	534	150	168	671	702

Other Racetracks[3]
The Meadows	53	53	53	52	52	50	158	155	51	52	209	207
Thistledown	65	64	62	61	—	10	127	135	60	53	187	188
Flamboro Downs[4]	65	64	65	55	65	N/A	195	119	65	69	260	188
Remington Park	34	44	24	3	4	—	62	47	27	35	89	82
Portland Meadows	—	—	10	12	36	40	46	52	32	34	78	86
Great Lakes Downs	60	61	42	38	—	—	102	99	16	19	118	118
Magna Racino™	17	N/A	23	N/A	—	N/A	40	N/A	9	N/A	49	N/A

	294	286	279	221	157	100	730	607	260	262	990	869

Total	357	360	460	416	434	365	1,251	1,141	410	430	1,661	1,571

1
Includes actual live race days for the first, second and third quarters of 2004 and awarded live race days for the fourth quarter of 2004.

2
Excludes The Oak Tree Meet, which runs primarily in the fourth quarter and is hosted by the Oak Tree Racing Association at Santa Anita Park. The Oak Tree Meet is scheduled to operate for 26 days in 2004 compared to 31 days in 2003.

3
Excludes Colonial Downs which is owned by a third party whose racing operations are managed by The Maryland Jockey Club.

4
Excludes live race days prior to MEC's acquisition of Flamboro Downs on April 16, 2003.

Live race days are a significant factor in the operating and financial performance of MEC's racing business. Another significant factor is the level of wagering per customer on MEC's racing content on-track, at inter-track simulcast locations and at OTB facilities. There are also many other factors that have a significant impact on MEC's racetrack revenues. Such factors include, but are not limited to: attendance at MEC racetracks, inter-track simulcast locations and OTB facilities; activity through MEC's XpressBet™ system; the number of races conducted at MEC's racetracks and at racetracks whose signals MEC imports and the average field size per race; MEC's ability to attract the industry's top horses and trainers; inclement weather; and changes in the economy.

MEC's total revenues for the nine months ended September 30, 2004 were $589.7 million, including $560.3 million from racing operations and $29.4 million from real estate and other operations. This compares to revenues of $562.9 million in the comparable 2003 period, which included $547.3 million from racing operations and $15.6 million from real estate and other operations. The revenue increase of $13.0 million in MEC's racing operations is primarily attributable to the acquisition of Flamboro Downs on April 16, 2003, the opening of MEC's newest racetrack, Magna Racino™, near Vienna, Austria on April 4, 2004, increased decoder revenues at MEC's California racetracks as a result of revenue being recognized during the second quarter of 2004 for amounts previously in dispute, increased attendance and wagering at Pimlico during the Preakness® and increased stall rent at Palm Meadows, MEC's thoroughbred training center in Palm Beach County, Florida, partially offset by reduced on-track and inter-track wagering revenues at several of MEC's facilities due to lower average daily attendance.

In the nine months ended September 30, 2004, gross wagering revenues from MEC's racing operations increased to $461.2 million, compared to $460.1 million in the 2003 comparable period, primarily due to a number of the factors noted above. Non-wagering revenues in the nine months ended September 30, 2004 increased 16.9% to $101.9 million, compared to $87.2 million in the nine months ended September 30, 2003,

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primarily due to commissions earned from the Flamboro Downs slot facility, the opening of Magna Racino™, increased admissions and parking revenues at The Maryland Jockey Club due to increased attendance during the Preakness®, increased decoder revenues at MEC's California racetracks and increased stall rent at Palm Meadows. As a percentage of gross wagering revenues, non-wagering revenues increased from 19.0% in the nine months ended September 30, 2003 to 22.1% in the nine months ended September 30, 2004, primarily as a result of the same factors.

Golf and other revenues decreased 16.0% from $15.6 million in the nine months ended September 30, 2003 to $13.1 million in the nine months ended September 30, 2004, primarily due to a $3.9 million decrease in golf club access fee revenues from Magna compared to the prior year period.

Purses, Awards and Other

Purses, awards and other increased to $281.9 million in the nine months ended September 30, 2004 from $277.7 million in the nine months ended September 30, 2003, primarily due to the acquisition of Flamboro Downs, the opening of Magna Racino™ for live racing and increased wagering at Pimlico during the Preakness®, partially offset by reduced gross wagering revenues at several of our facilities in the nine months ended September 30, 2004. As a percentage of gross wagering revenues, purses, awards and other increased from 60.4% in the nine months ended September 30, 2003 to 61.1% in the nine months ended September 30, 2004, primarily due to the mix of wagers made, the states the wagers were made in and the mix of on-track versus off-track wagering.

Operating Costs

Operating costs in MEC's racing operations increased $45.6 million to $252.0 million in the nine months ended September 30, 2004, primarily due to increased predevelopment costs, the opening of Magna Racino™ for live racing, the acquisition of Flamboro Downs, start-up costs related to RaceONTV™ and other European business developments, increased activity at Santa Anita Park with the opening of an entertainment facility including a new restaurant and sports bar, higher costs of food and beverage due to increased food and beverage revenue, and distribution and production costs at HRTV™ as a result of the carriage agreement with the operator of the Dish Network. As a percentage of total racing revenues, operating costs increased from 36.7% in the nine months ended September 30, 2003 to 42.7% in the nine months ended September 30, 2004, primarily due to pre-operating and start-up costs incurred in advance of revenues at Magna Racino™, RaceONTV™ and other European business developments, as well as at Santa Anita's new entertainment facility and increased distribution and production costs incurred at HRTV™.

General and Administrative Expenses

General and administrative expenses in MEC's racing operations were $49.9 million in the nine months ended September 30, 2004, compared to $48.5 million in the nine months ended September 30, 2003. General and administrative expenses in the nine months ended September 30, 2004 include approximately $2.1 million of costs that relate to the start-up of our European business units. Excluding these start-up costs, general and administrative expenses decreased from the comparable period as a result of focused efforts to reduce costs. As a percentage of total racing revenues, general and administrative expenses decreased from 8.6% in the nine months ended September 30, 2003 to 8.5% in the nine months ended September 30, 2004, primarily due to cost containment efforts and higher racing revenues.

Depreciation and Amortization

Depreciation and amortization increased $4.8 million from $23.2 million in the nine months ended September 30, 2003 to $28.0 million in the nine months ended September 30, 2004, primarily due to the increased depreciation at MEC's Palm Meadows training center related to additional stall and dormitory construction, depreciation at Magna Racino™, which commenced operations on April 4, 2004, and Flamboro Downs depreciation, subsequent to its acquisition on April 16, 2003.

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Interest Expense, Net

MEC's net interest expense for the nine months ended September 30, 2004 increased $9.1 million over the prior year period to $19.3 million. The higher net interest expense is attributable to the issuance of $150.0 million of convertible subordinated notes in June 2003 as well as less interest capitalized with the respect to projects under development. In the nine months ended September 30, 2004, $2.7 million of interest was capitalized with respect to projects under development, compared to $4.4 million in the comparable prior year period.

Write-down of Long-lived Assets

As a result of the major redevelopment of the Gulfstream Park racetrack, which entails the demolition of a substantial portion of the current buildings and related structures, and the redevelopment of Laurel Park's racing surfaces, a write-down of long-lived assets was necessary. As a result, MEC has recognized non-cash write-downs of $26.3 million and $0.4 million relating to Gulfstream Park and Laurel Park's long-lived assets, respectively, during the nine months ended September 30, 2004.

Income Tax Expense (Recovery)

An income tax recovery of $8.4 million was recorded on MEC's loss before dilution losses, minority interest, and income taxes of $57.6 million in the nine months ended September 30, 2004, compared to an income tax recovery of $0.5 million on MEC's loss before dilution losses, income tax expense and minority interest of $3.2 million in the nine months ended September 30, 2003. A reduction in enacted income tax rates in Austria caused the recognition of an income tax benefit of $5.2 million during the nine months ended September 30, 2004. If this benefit were to be excluded in determining the effective income tax rate for the 2004 period, the effective tax rate would be 5.7%, compared to 15.3% in the prior year period.

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MEC Results of Operations — For the Three Months Ended September 30, 2004

Revenues

MEC's total revenues for the three months ended September 30, 2004 were 105.6, compared to $104.5 million in the 2003 comparable period, an increase of $1.1 million. The increase is primarily attributable to revenues generated at Magna Racino™, MEC's newest racetrack, which opened for live racing on April 4, 2004, partially offset by reduced gross wagering revenues at Bay Meadows as a result of lower average daily attendance and one less live race day, ten fewer live race days at Remington Park, Multnomah Greyhound Park's planned reduction of 14 live race days, two fewer live race days at Lone Star Park, Portland Meadows' closure of certain under performing off-track betting facilities and less commissions earned from the Flamboro Downs slot facility as a result of a non-smoking by-law.

In the three months ended September 30, 2004, gross wagering revenues from MEC's racing operations decreased $1.2 million to $74.7 million, compared to $75.9 million in the 2003 comparable period, primarily due to reduced gross wagering revenues at Bay Meadows, fewer live race days at Remington Park, Multnomah Greyhound Park and Lone Star Park and Portland Meadows' closure of certain underperforming off-track betting facilities, partially offset by increased revenues generated at Magna Racino™. Non-wagering revenues in the three months ended September 30, 2004 of $22.1 million remained unchanged as compared to the 2003 comparable period, as decreases in revenues from food and beverage, racing admissions, parking and program sales related to the decreases in live race days at Remington Park, Multnomah Greyhound Park and Lone Star Park, lower average daily attendance at Bay Meadows, the closure of certain off-track betting facilities operated by Portland Meadows and lower commissions earned from Flamboro Downs slot facility were offset by increased revenues due to the opening of Magna Racino™. As a percentage of gross wagering revenues, non-wagering revenues increased from 29.1% in the three months ended September 30, 2003 to 29.6% in the three months ended September 30, 2004 primarily due to the same factors.

Revenues from real estate and other operations were $5.4 million in the three months ended September 30, 2004, down 16.5% from $6.5 million in the three months ended September 30, 2003. The decrease was caused by a decline of approximately $1.4 million in golf club access fee revenues from Magna, partially offset by higher annual dues and initiation fee revenues.

Purses, Awards and Other

Purses, awards and other decreased to $44.5 million in the three months ended September 30, 2004 from $44.8 million in the three months ended September 30, 2003. As a percentage of gross wagering revenues, purses, awards and other increased from 59.0% in the three months ended September 30, 2003 to 59.6% in the three months ended September 30, 2004, primarily due to the mix of wagers made, the states the wagers were made in and the mix of on-track versus off-track wagering.

Operating Costs

Operating costs increased $17.4 million to $73.7 million in the three months ended September 30, 2004, compared to $56.3 million in the 2003 comparable period, primarily due to the opening of Magna Racino™ in April 2004, start-up costs related to RaceONTV™ and other European business developments, distribution and production costs at HRTV™ as a result of the carriage agreement with the operator of the Dish Network and repairs made to the backside at Santa Anita Park. In addition, there was a $4.4 million increase in predevelopment and other costs, most of which was related to the pursuit of alternative gaining opportunities in states where MEC operates. As a percentage of total racing revenues, operating costs increased from 53.9% in the three months ended September 30, 2003 to 69.8% in the three months ended September 30, 2004 primarily due to pre-operating and start-up costs incurred in advance of revenues at Magna Racino™, RaceONTV™ and other European business developments as well as costs associated with the carriage agreement with the operator of the Dish Network.

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General and Administrative Expenses

General and administrative expenses were $17.9 million in the three months ended September 30, 2004, compared to $16.0 million in the three months ended September 30, 2003, an increase of $1.9 million or 11.9%. General and administrative expenses in the three months ended September 30, 2004 include approximately $1.2 million of costs that relate to the start-up of MEC's European business units. As a percentage of total revenues, general and administrative increased from 15.3% in the three months ended September 30, 2003 to 17.0% in the three months ended September 30, 2004, primarily due to pre-operating and start-up costs incurred in advance of revenues at Magna Racino™, RaceONTV™ and MEC's other European business developments as well as costs associated with the carriage agreement with the operator of the Dish Network.

Depreciation and Amortization

Depreciation and amortization increased $2.5 million from $7.9 million in the three months ended September 30, 2003 to $10.4 million in the three months ended September 30, 2004, primarily due to the opening of Magna Racino™ and increased depreciation at MEC's Palm Meadows training center related to additional stall and dormitory construction, partially offset by reduced depreciation at Gulfstream Park as a result of the write-down of long-lived assets recorded in the second quarter of 2004 and at Remington Park as a result of the write-down of long-lived assets recorded in the fourth quarter of 2003.

Interest Expense, Net

MEC's net interest expense for the three months ended September 30, 2004 increased $2.0 million over the prior year period to $7.0 million. The higher net interest expense is attributable to less interest being capitalized with respect to projects under development as well as less interest earned on decreased cash balances on hand. In the three months ended September 30, 2004, $0.5 million of interest was capitalized with respect to projects under development, compared to $2.1 million in the prior year period.

Income Tax Expense (Recovery)

An income tax recovery of $1.0 million was recorded on MEC's loss before dilution losses, income taxes and minority interest of $47.9 million in the three months ended September 30, 2004, compared to an income tax recovery of $9.6 million on MEC's income before dilution losses, income tax recovery and minority interest of $25.5 million in the three months ended September 30, 2003.

MEC Statements of Cash Flows

Nine Months Ended September 30, 2004

Cash Provided by Operating Activities

Cash provided by operations before changes in non-cash working capital decreased $29.7 million to a use of cash of $10.1 million in the nine months ended September 30, 2004 from a source of cash of $19.5 million in the nine months ended September 30, 2003, primarily due to decreased earnings in the nine months ended September 30, 2004. In the nine months ended September 30, 2004, cash used for non-cash working capital balances was $1.1 million compared to cash used for non-cash working capital balances of $10.4 million in the nine months ended September 30, 2003, primarily due to increases in restricted cash, accounts receivable and prepaid expenses and other, partially offset by increases in accounts payble and other liabilities at September 30, 2004 compared to the respective balances at December 31, 2003.

Cash Used in Investing Activities

Cash used in investment activities in the nine months ended September 30, 2004 was $85.5 million, including expenditures of $102.2 million on real estate property and fixed asset additions and $0.5 million on other asset additions, partially offset by $17.1 million of net proceeds received on the disposal of non-core real estate and fixed assets. Expenditures on real estate property and fixed asset additions in the nine months ended September 30, 2004 consisted of $28.6 million on Magna Racino™, $27.6 million on the Gulfstream

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redevelopment, $12.8 million at The Maryland Jockey Club, $10.3 million for construction at our Palm Meadows training center, $5.9 million on maintenance capital improvement, $4.0 million on the entertainment facility including a new restaurant and sports bar at Santa Anita Park, $0.8 million for the purchase of land in Ocala, Florida and $12.2 million of expenditures related to other racetrack property enhancements, infrastructure and development costs on certain of MEC's properties.

Cash Provided by Financing Activities

Cash provided by financing activities was $41.1 million in the nine months ended September 30, 2004, primarily as a result of the utilization of MEC's senior revolving credit facility of $25.0 million and the utilization by one of MEC's subsidiaries of its revolving credit facility of $2.0 million to fund capital expenditures, additional long-term debt incurred by MEC's European operations of $18.4 million, debt incurred to fund the purchase of a mobile video screen that will be used at MEC's racetracks of $0.9 million, and the issuance of $0.8 million of share capital on the exercise of stock options, partially offset by repayments of long-term debt of $6.0 million.

MID ACTUAL CONSOLIDATED RESULTS OF OPERATIONS

Overview

The following discussions are related to the consolidated operating results for the Company for the nine months and three months ended September 30, 2004. For a more detailed discussion of the actual operating results of the Real Estate Business for the nine months and three months ended September 30, 2004, please refer to the discussion under the headings REAL ESTATE BUSINESS; Real Estate Business Results of Operations — For the Nine Months Ended September 30, 2004 and Real Estate Business Results of Operations — For the Three Months Ended September 30, 2004. For a more detailed discussion of the actual operating results of MEC for the nine months and three months ended September 30, 2004, please refer to the discussion under the heading MAGNA ENTERTAINMENT; MEC Results of Operations — For the Nine Months Ended September 30, 2004 and MEC Results of Operations — For the Three Months Ended September 30, 2004.

For the Nine Months Ended September 30, 2004

Revenues

Consolidated revenues increased by $36.4 million, or 5.6%, to $684.5 million for the nine months ended September 30, 2004 compared to the prior year period. Revenues in the Real Estate Business increased by $9.6 million, or 11.2% for the nine months ended September 30, 2004 primarily as a result of the weakening of the U.S. dollar relative to the euro and Canadian dollar, completed projects that came on-stream and contractual rent increases.

MEC revenues increased by $26.9 million, or 4.8% for the nine months ended September 30, 2004 primarily attributable to the acquisition of Flamboro Downs on April 16, 2003, the opening of Magna Racino™, increased decoder revenues at MEC's California racetracks and increased attendance and wagering at Pimlico during the Preakness®.

Operating Costs and Expenses

Consolidated operating costs and expenses increased by $82.9 million, or 13.3% to $703.6 million for the nine months ended September 30, 2004.

Operating costs and expenses in the Real Estate Business decreased $8.8 million, or 16.1% to $45.8 million in the nine months ended September 30, 2004 compared to the prior year period. Interest costs decreased by $25.7 million as a result of the recapitalization of the Company as part of the Spin-off Transactions, which were offset by an increase in general administrative expenses and depreciation and amortization. General and administrative expenses have increased as a result of the employee settlement expense, costs of the Proposed MEC Privatization and the incremental costs associated with MID being a public company.

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The increase in MEC operating costs and expenses amounted to $91.7 million in the nine months ended September 30, 2004 compared to the prior period. Operating costs increased $45.6 million primarily due to increased predevelopment costs, the opening of Magna Racino™ for live racing, the acquisition of Flamboro Downs, and startup costs related to RaceONTV™ and other European business developments. In addition, write-downs of long-lived assets relating to Gulfstream Park and Laurel Park of $26.7 million and increased depreciation and amortization and interest expense contributed to the higher operating costs and expenses at MEC.

Gains (Losses) on Disposal of Real Estate

In the nine months ended September 30, 2004, the Company recognized gains on disposal of real estate of $9.9 million, compared to a loss of $0.1 million for the nine months ended September 30, 2003. During the nine months ended September 30, 2004, MEC recorded gains of $9.6 million on the sale of four non-core real estate properties, while the Real Estate Business had a gain on disposal of real estate of $0.3 million on the sale of vacant land.

Dilution Losses

In the nine months ended September 30, 2004, the Company recorded dilution losses of $0.1 million related to its investment in MEC as a result of MEC's issuance of 175,000 shares pursuant to the exercise of stock options and the issuance of 24,000 shares pursuant to other stock based compensation arrangements. No dilution losses were recorded in the nine months ended September 30, 2003. The Company also recorded a non-cash gain of approximately $1.0 million related to shares of MEC repurchased by Fair Enterprise Limited.

Income Tax Expense

For the nine months ended September 30, 2004, income tax expense of $5.7 million was recorded against a loss before dilution losses and other gains, income tax expense and minority interest of $9.3 million, while in the nine months ended September 30, 2003, income tax expense of $10.3 million was provided against income before income tax expense, minority interest and dilution losses of $27.3 million. A reduction in enacted income tax rates in Austria caused the recognition of an income tax benefit of $5.2 million by MEC and a $2.0 million income tax expense in the Real Estate Business during the nine months ended September 30, 2004.

Minority Interest in MEC

Minority interest expense related to non-controlling equity interests in MEC was a recovery of $19.7 million for the nine months ended September 30, 2004, compared to a recovery of $1.1 million for the nine months ended September 30, 2003. The minority interest expense recovery increased because MEC's income before the effect of minority interest decreased by $54.4 million between the nine months ended September 30, 2003 and the same period in 2004.

For the Three Months Ended September 30, 2004

Revenues

Consolidated revenues increased by $3.0 million, or 2.3%, to $137.0 million in the three months ended September 30, 2004 compared to the prior year period. The Real Estate Business revenues increased $1.9 million primarily due to projects coming on-stream and contractual rent increases. MEC's revenues increased by $1.1 million which can be attributed to the opening of Magna Racino™.

Operating Costs and Expenses

Consolidated operating costs and expenses increased by $26.4 million, or 18.3%, to $170.5 million for the three months ended September 30, 2004 compared to the prior year period. The Real Estate Business operating costs and expenses increased $2.8 million due to costs associated with employee settlements and the MEC privatization, partially offset by the reduction in interest costs of $3.9 million.

28    MI Developments Inc.      2004

The increase in MEC operating costs and expenses amounted to $23.6 million. Operating expenses increased $17.4 million primarily due to increased predevelopment costs, the opening of Magna Racino™, the acquisition of Flamboro Downs and startup costs related to RaceONTV™ and other European business developments.

Income Tax Expense (Recovery)

For the three months ended September 30, 2004, an income tax expense of $1.9 million was recorded against a loss before dilution losses and other gains, income tax recovery and minority interest of $33.1 million while in the three months ended September 30, 2003, income tax recovery of $5.4 million was provided against a loss before income tax expense, minority interest and dilution losses of $10.3 million.

Minority Interest in MEC

Minority interest expense related to non-controlling equity interests in MEC was a recovery of $18.4 million for the three months ended September 30, 2004, compared to a recovery of $6.3 million for the three months ended September 30, 2003. The minority interest recovery increased because MEC's income before the effect of minority interest decreased by $21.4 million in the three months ended September 30, 2004 compared to the prior year period.

LIQUIDITY AND CAPITAL RESOURCES

Real Estate Business

The outstanding long-term debt in the Real Estate Business at September 30, 2004 was $6.6 million, which is the total of mortgages on two properties. The Real Estate Business had $70.8 million of cash and cash equivalents at September 30, 2004.

The Real Estate Business generated funds from operations of $65.5 million in the nine months ended September 30, 2004 and had shareholders' equity at September 30, 2004 of $1.3 billion.

On March 19, 2004, MID received a receipt for a final Base Shelf Prospectus (the "Prospectus") from Canadian securities regulatory authorities for the issuance, from time to time, of up to Cdn $650 million of unsecured debt securities. Unless otherwise specified in a prospectus supplement, the net proceeds resulting from the issuance of debt securities under the Prospectus will be used for the Company's general corporate purposes, including developments and acquisitions arising from the Company's ongoing relationship with the Magna group, as well as development and re-development projects that the Company may enter into with respect to land and facilities owned by MEC.

The Company has a $50.0 million credit facility agreement with a Canadian chartered bank. Amounts may be drawn under the facility in either U.S. or Canadian dollars. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. Currently, the Company is subject to the lowest applicable margin available, with drawn amounts incurring interest at the London Interbank Offered Rate ("LIBOR") or bankers' acceptance rates plus 1.25%, or base or prime rate plus 0.25%. The facility is unsecured. The Company currently pays a commitment fee of 0.30% per annum on undrawn amounts. The credit facility contains negative and affirmative financial and operating covenants. At September 30, 2004, the Company was in compliance with all of these covenants. The facility was extended to November 24, 2004 during the three months ended September 30, 2004. At September 30, 2004, the Company had no borrowings under the facility, but the Company had issued letters of credit totaling $0.3 million. The Company is currently in discussions with the lender and it is the Company's expectation that it will renew and extend this facility for an additional 364 days.

Management believes that the Real Estate Business could access additional capital based on the fact that the Real Estate Business' real estate portfolio, which had a net book value of $1.2 billion at September 30, 2004, is almost entirely unleveraged. The Real Estate Business believes that its cash resources, funds from operations, and available third-party borrowings will be sufficient to finance its operations and capital

MI Developments Inc.      2004    29

expenditure program. Additional acquisition and development activity will depend on the availability of suitable investment opportunities and related financing.

The Real Estate Business did not have any significant off-balance sheet financing arrangements during the nine months ended September 30, 2004.

MEC

The total of MEC's outstanding long-term debt, note obligations and bank indebtedness was $437.6 million at September 30, 2004. At that date, MEC had cash and cash equivalents of $43.1 million and total shareholders' equity and minority interest of $622.9 million. MEC also had unused and available credit facilities of approximately $4.6 million.

The credit agreement for MEC's $50.0 million senior secured revolving credit facility was amended and extended until October 10, 2005, and may be further extended with the consent of both parties. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain of MEC's subsidiaries which own and operate Golden Gate Fields, Santa Anita Park, Gulfstream Park, Palm Meadows, Lone Star Park and the off-track betting operations in Pennsylvania and which operate Bay Meadows. At November 1, 2004, MEC had borrowed $25.0 million and issued letters of credit totaling $21.7 million under this facility.

One of MEC's subsidiaries, The Santa Anita Companies, Inc. ("SAC"), is party to a secured term loan facility that was scheduled to mature on November 30, 2004, however, the facility was amended and extended until October 7, 2007, subject to a further extension at SAC's option to October 7, 2009. Under the facility, SAC is entitled to borrow up to a maximum of $75.0 million. Borrowings under the facility bear interest at either the U.S. Prime rate or LIBOR plus 2.0% per annum. MEC has entered into an interest rate swap contract and fixed the rate of interest at 6.0% per annum to November 30, 2004 on a notional amount of $48.0 million, which was the amount outstanding under the facility at September 30, 2004. In addition, effective November 1, 2004, MEC has entered into another interest rate swap contract and fixed the rate of interest at 5.38% per annum to October 31, 2007 on a notional amount of 40% of the outstanding balance under the amended and extended facility. The loan facility is guaranteed by the Los Angeles Turf Club, Incorporated ("LATC"), MEC's wholly-owned subsidiary, and is secured by a First Deed of Trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and SAC and a pledge of all of the outstanding capital stock of LATC and SAC. At November 1, 2004, $75.0 million (September 30, 2004 — $48.0 million) was outstanding under this fully drawn facility.

In the nine months ended September 30, 2004, one of MEC's European subsidiaries entered into a Euro-denominated term loan facility, secured by a first and second mortgage on land in Austria owned by the European subsidiary, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2% per annum. At September 30, 2004, $18.6 million was outstanding on this facility, which matures on December 15, 2006.

On November 27, 2002, contemporaneous with its acquisition of The Maryland Jockey Club, MEC granted the remaining minority interest shareholders of The Maryland Jockey Club the option to sell such interest to MEC, at any time during the first five years after closing of the acquisition. A cash payment of $18.3 million plus interest will be required on exercise of the option. At September 30, 2004, this obligation has been reflected on MEC's balance sheet as long-term debt due after one year.

A subsidiary of MEC had a $10.0 million revolving credit loan facility to fund capital expenditures that was scheduled to mature on September 7, 2004, but was extended until October 28, 2004, at which date, the facility was converted to a term loan facility, which matures on December 15, 2019. The term loan facility, that bears interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum, is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of The Maryland Jockey Club. At November 1, 2004, $10.0 million (September 30, 2004 — $8.7 million) was outstanding under this term loan facility.

At September 30, 2004, MEC was in compliance with all of its debt agreements and related covenants. MEC's ability to continue to meet these financial covenants may be adversely affected by a deterioration in business

30    MI Developments Inc.      2004

conditions or its results of operations, adverse regulatory developments and other events beyond MEC's control. In particular, it is possible that MEC may not be able to meet the financial covenants under its $50.0 million senior, revolving credit facility at the quarterly reporting dates during the remaining term of the facility, which expires on October 10, 2005, unless the facility is extended with the consent of both parties. If MEC fails to comply with these financial covenants and the bank is unwilling to waive such a covenant breach, it will result in the occurrence of an event of default under the facility, in which case the bank may terminate the facility, demand repayment of all amounts borrowed by MEC and require adequate security or collateral for all outstanding letters of credit under the facility. At September 30, 2004, MEC had borrowings of $25.0 million and had issued letters of credit totalling $21.7 million under the facility.

In order to fully implement its strategic plan, including the redevelopment of Gulfstream Park, and capitalize on future growth opportunities, MEC will be required to seek additional debt, equity and/or other financing through public or private sources which could include the Company. MEC may also decide to sell some of its real estate holdings and other assets in order to finance certain portions of its strategic plan. If such additional financing and sources of funds are not available to MEC as needed, or on terms that are acceptable to MEC, MEC may not be able to fully implement its strategic plan. MEC believes that its current cash resources, cash flow from its racing and real estate operations, including proceeds from the anticipated sales of non-core real estate and other assets, and available borrowings under its credit and loan facilities described above will be sufficient to finance its operations and the balance of its capital expenditure program during the next year. MEC is currently in active discussions to secure additional financing and sources of funds from, and may enter into transactions with, a variety of public and private sources, including the Company. If MEC is unable to secure additional financing or sell a sufficient amount of their real estate holdings in the fourth quarter of 2004, MEC will not have the cash resources to continue the redevelopment of Gulfstream Park on the current schedule and the project would be delayed.

MEC's off-balance sheet financing arrangements are limited to operating lease contracts.

COMMITMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENCIES

Information on the Company's commitments, contractual obligations, and contingencies is detailed in the annual financial statements and MD&A for the year ended December 31, 2003. On a quarterly basis, the Company updates that disclosure for any material changes outside the ordinary course of business.

For other details on the Company's commitments, contractual obligations, and contingencies, refer to note 15 to the unaudited interim consolidated financial statements for the nine months ended September 30, 2004.

OUTSTANDING SHARES

As at the date of this MD&A, the Company had 47,612,083 Class A Subordinate Voting Shares and 548,238 Class B Shares outstanding. For further details, refer to note 11 to the unaudited interim consolidated financial statements for the nine months ended September 30, 2004.

NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

Standards Adopted in the Nine Months Ended September 30, 2004

For a discussion of new accounting standards adopted, see note 2 to the unaudited interim consolidated financial statements for the nine months ended September 30, 2004.

Standards To Be Adopted for Balance of 2004

Financial Instruments

In January 2004, the CICA amended Handbook Section 3860, "Financial Instruments — Disclosure and Presentation" ("CICA 3860"). CICA 3860 was amended to provide guidance for classifying certain financial instruments that embody obligations that may be settled by the issuance of the issuer's equity shares as debt when the instrument that embodies the obligations does not establish an ownership relationship. These new requirements are to be applied to fiscal years beginning on or after November 1, 2004.

MI Developments Inc.      2004    31

Consolidation of Variable Interest Entities

In September 2003, the CICA approved an Accounting Guideline, "Consolidation of Variable Interest Entities" (AcG-15). AcG-15 provides guidance on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. AcG-15 applies to annual and interim periods beginning on or after November 1, 2004.

Although the Company does not expect any of the above pronouncements to have a material effect on its reported results of operations or financial position, it is still reviewing the pronouncements and their ultimate impact on the Company's consolidated financial statements has not yet been determined.

RELATED PARTY TRANSACTIONS

Please refer to note 14 to the unaudited interim consolidated financial statements for the nine months ended September 30, 2004.

FORWARD-LOOKING STATEMENTS

The contents of this MD&A contain statements which, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, costs, objectives or economic performance, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Forward-looking statements are based on information available at the time and/or management's good-faith belief with respect to future events and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. These risks and uncertainties include, but are not limited to: global economic conditions; the state of the global automobile industry; the competitive nature of the auto parts industry and its dependence on outsourcing; the financial and operating health of Magna International Inc. and its majority-owned subsidiaries; increased crude oil and energy prices; MID's relationships with its controlling shareholder and with related parties; the potential for non-renewal of expiring leases; potential limitations on MID's ability to renew leases at market rates; foreign currency exchange rates; risks and uncertainties affecting property development, including construction delays, cost overruns, and obtaining necessary permits and financing; losses in excess of tenant insurance coverage; not being able to dispose of assets for sale on advantageous terms; changes to legal and regulatory conditions; the effects of terrorism or war; risks and uncertainties related to MID's investment in MEC, including expectations as to operational improvements; expectations as to cost savings, revenue growth, and earnings; estimates of costs related to environmental remediation and restoration; proposed new racetracks or other developments, products, and services; expectations that the resolution of contingent liabilities will not have a material adverse affect on MEC's consolidated financial position, operating results, business prospects or liquidity; and other factors set out in MID's Prospectus filed with the Canadian Securities Commissions and the Securities Exchange Commission. In evaluating forward-looking statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements. MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this MD&A to reflect subsequent information, events or circumstances or otherwise.

32    MI Developments Inc.      2004

Interim Consolidated
Financial Statements and Notes
 For the three and nine months ended September 30, 2004

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003	2004	2003
Revenues
Rental revenue (note 14)	$31,398	$29,485	$31,398	$29,485	$—	$—
Racing, real estate and other (note 14)	105,596	104,475	—	—	105,596	104,475

	136,994	133,960	31,398	29,485	105,596	104,475

Operating costs and expenses
Purses, awards and other	44,525	44,778	—	—	44,525	44,778
Operating costs	73,708	56,342	—	—	73,708	56,342
General and administrative	27,129	18,394	9,220	2,438	17,909	15,956
Depreciation and amortization	18,907	16,077	8,533	8,154	10,374	7,923
Interest expense (income), net	6,598	8,474	(387)	3,531	6,985	4,943

Operating income (loss)	(33,873)	(10,105)	14,032	15,362	(47,905)	(25,467)
Gain (loss) on disposal of real estate	348	(155)	348	(155)	—	—
Dilution losses and other gains	1,026	—	—	—	1,026	—

Income (loss) before income taxes and minority interest	(32,499)	(10,260)	14,380	15,207	(46,879)	(25,467)
Income tax expense (recovery)	1,864	(5,371)	2,867	4,277	(1,003)	(9,648)
Minority interest	(18,426)	(6,263)	—	—	(18,426)	(6,263)

Net income (loss)	$(15,937)	$1,374	$11,513	$10,930	$(27,450)	$(9,556)

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share (note 5)	$(0.33)	$0.02

Average number of Class A Subordinate Voting and Class B Shares outstanding during the period (in thousands) (note 5)
Basic	48,160	48,130
Diluted	48,160	48,130

See accompanying notes

34    MI Developments Inc.      2004

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003	2004	2003
Revenues
Rental revenue (note 14)	$94,776	$85,211	$94,776	$85,211	$—	$—
Racing, real estate and other (note 14)	589,721	562,857	—	—	589,721	562,857

	684,497	648,068	94,776	85,211	589,721	562,857

Operating costs and expenses
Purses, awards and other	281,877	277,728	—	—	281,877	277,728
Operating costs	252,070	206,427	—	—	252,070	206,427
General and administrative	71,356	54,536	21,438	6,046	49,918	48,490
Depreciation and amortization	53,357	46,666	25,405	23,509	27,952	23,157
Interest expense (income), net	18,654	35,295	(642)	25,061	19,296	10,234
Write-down of MEC's long-lived assets (note 3)	26,685	—	—	—	26,685	—

Operating income (loss)	(19,502)	27,416	48,575	30,595	(68,077)	(3,179)
Gain (loss) on disposal of real estate	9,842	(134)	216	(134)	9,626	—
Dilution losses and other gains	883	—	—	—	883	—

Income (loss) before income taxes and minority interest	(8,777)	27,282	48,791	30,461	(57,568)	(3,179)
Income tax expense (recovery)	5,681	10,333	14,104	10,820	(8,423)	(487)
Minority interest	(19,726)	(1,113)	—	—	(19,726)	(1,113)

Net income (loss)	$5,268	$18,062	$34,687	$19,641	$(29,419)	$(1,579)

Basic and diluted earnings per Class A Subordinate Voting or Class B Share (note 5)	$0.11	$0.02

Average number of Class A Subordinate Voting and Class B Shares outstanding during the period (in thousands) (note 5)
Basic	48,153	48,130
Diluted	48,190	48,130

See accompanying notes

MI Developments Inc.      2004    35

Consolidated Statements of Changes in Retained Earnings (Deficit)
(U.S. dollars in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Deficit, beginning of period, as previously reported (note 6)	$(41,085)	$—	$(49,488)	$—
Adjustment for change in accounting policy
related to stock-based compensation (note 2)	—	—	(4,134)	—

Deficit, beginning of period, after change in accounting policy	(41,085)	—	(53,622)	—
Magna's net investment, beginning of period	—	1,610,475	—	1,432,225
Net income (loss)	(15,937)	1,374	5,268	18,062
Dividends	(4,334)	—	(13,002)	—
Net distributions to Magna	—	(1,580,363)	—	(1,440,640)
Charge to net investment related to lease amendments	—	—	—	(5,494)
Change in currency translation adjustment	—	(30,568)	—	(3,235)

Retained earnings (deficit), end of period	$(61,356)	$918	$(61,356)	$918

See accompanying notes

36    MI Developments Inc.      2004

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$(15,937)	$1,374	$11,513	$10,930	$(27,450)	$(9,556)
Items not involving current cash flows (note 7)	(2,318)	8,643	8,262	8,547	(10,580)	96
Changes in non-cash balances (note 7)	24,095	6,977	4,105	15,469	19,990	(8,492)

Cash provided by (used in) operating activities	5,840	16,994	23,880	34,946	(18,040)	(17,952)

INVESTMENT ACTIVITIES
Property and fixed assets additions	(56,884)	(30,329)	(11,498)	(4,516)	(45,386)	(25,813)
Other assets disposals (additions)	(44)	(5,873)	—	—	(44)	(5,873)
Proceeds on disposal of real estate properties	1,701	493	1,213	493	488	—

Cash used in investment activities	(55,227)	(35,709)	(10,285)	(4,023)	(44,942)	(31,686)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	25,000	3,429	—	(1,267)	25,000	4,696
Issuance of long-term debt (note 10)	—	—	—	—	—	—
Issuance of subordinated notes by MEC	—	—	—	—	—	—
Repayment of long-term debt	(1,518)	(6,566)	(105)	(158)	(1,413)	(6,408)
Issuance of shares	—	—	—	—	—	—
Dividends paid	(4,334)	—	(4,334)	—	—	—
Net contribution by (to) Magna	—	(9,569)	—	(9,569)	—	—

Cash provided by (used in) financing activities	19,148	(12,706)	(4,439)	(10,994)	23,587	(1,712)

Effect of exchange rate changes on cash
and cash equivalents	1,251	379	1,649	(1,905)	(398)	2,284

Net increase (decrease) in cash and cash
equivalents during the period	(28,988)	(31,042)	10,805	18,024	(39,793)	(49,066)
Cash and cash equivalents, beginning of period	142,940	192,440	60,018	9,569	82,922	182,871

Cash and cash equivalents, end of period	$113,952	$161,398	$70,823	$27,593	$43,129	$133,805

See accompanying notes

MI Developments Inc.      2004    37

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003	2004	2003
OPERATING ACTIVITIES
Net income (loss)	$5,268	$18,062	$34,687	$19,641	$(29,419)	$(1,579)
Items not involving current cash flows (note 7)	50,224	46,622	30,920	25,504	19,304	21,118
Changes in non-cash balances (note 7)	12,903	(19,059)	13,963	(8,663)	(1,060)	(10,396)

Cash provided by (used in) operating activities	68,395	45,625	79,570	36,482	(11,175)	9,143

INVESTMENT ACTIVITIES
Property and fixed assets additions	(133,024)	(127,065)	(30,861)	(72,731)	(102,163)	(54,334)
Other assets disposals (additions)	(654)	(16,585)	(188)	1,119	(466)	(17,704)
Proceeds on disposal of real estate properties	19,573	1,535	2,478	1,535	17,095	—

Cash used in investment activities	(114,105)	(142,115)	(28,571)	(70,077)	(85,534)	(72,038)

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness	27,000	(45,577)	—	(604)	27,000	(44,973)
Issuance of long-term debt (note 10)	19,257	20,363	—	2,463	19,257	17,900
Issuance of subordinated notes by MEC	—	145,000	—	—	—	145,000
Repayment of long-term debt	(6,291)	(17,397)	(258)	(215)	(6,033)	(17,182)
Issuance of shares	1,573	173	721	—	852	173
Dividends paid	(13,002)	—	(13,002)	—	—	—
Net contribution by (to) Magna	—	55,363	—	55,363	—	—

Cash provided by (used in) financing activities	28,537	157,925	(12,539)	57,007	41,076	100,918

Effect of exchange rate changes on cash
and cash equivalents	1,231	5,073	2,276	(3,028)	(1,045)	8,101

Net increase (decrease) in cash and cash equivalents during the period	(15,942)	66,508	40,736	20,384	(56,678)	46,124
Cash and cash equivalents, beginning of period	129,894	94,890	30,087	7,209	99,807	87,681

Cash and cash equivalents, end of period	$113,952	$161,398	$70,823	$27,593	$43,129	$133,805

See accompanying notes

38    MI Developments Inc.      2004

Consolidated Balance Sheets
(U.S. dollars in thousands)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	September 30, 2004	December 31, 2003	September 30, 2004	December 31, 2003	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$113,952	$129,894	$70,823	$30,087	$43,129	$99,807
Restricted cash	29,541	24,738	—	—	29,541	24,738
Accounts receivable	50,644	51,223	8,813	17,008	41,831	34,215
Income taxes receivable	—	1,809	—	—	—	1,809
Prepaid expenses and other	21,072	13,457	356	518	20,716	12,939

	215,209	221,121	79,992	47,613	135,217	173,508

Real estate properties, net (note 8)	2,098,336	2,066,382	1,231,923	1,227,512	866,413	838,870
Fixed assets, net	48,456	31,562	508	208	47,948	31,354
Deferred rent receivable	13,609	13,930	13,609	13,930	—	—
Racing licenses	237,497	236,098	—	—	237,497	236,098
Other assets, net	13,517	20,229	—	323	13,517	19,906
Future tax assets	50,762	42,820	11,077	12,790	39,685	30,030

	$2,677,386	$2,632,142	$1,337,109	$1,302,376	$1,340,277	$1,329,766

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness (note 9)	$33,696	$6,696	$—	$—	$33,696	$6,696
Accounts payable and accrued liabilities	163,123	128,481	25,741	18,487	137,382	109,994
Income taxes payable	9,886	2,571	7,280	2,571	2,606	—
Long-term debt due within one year (note 10)	14,916	58,618	292	570	14,624	58,048
Deferred revenue	11,608	19,335	—	—	11,608	19,335

	233,229	215,701	33,313	21,628	199,916	194,073

Long-term debt (note 10)	185,544	128,387	6,275	6,361	179,269	122,026
Note obligations	209,976	208,933	—	—	209,976	208,933
Future tax liabilities	160,381	164,275	32,128	30,790	128,253	133,485
Minority interest	267,039	282,752	—	—	267,039	282,752

	1,056,169	1,000,048	71,716	58,779	984,453	941,269

Shareholders' equity:
Class A Subordinate Voting Shares (note 11)	1,553,811	1,552,901
Class B Shares (note 11)	17,893	17,893
Contributed surplus	2,300	—
Deficit (note 6)	(61,356)	(49,488)
Currency translation adjustment	108,569	110,788

	1,621,217	1,632,094	1,265,393	1,243,597	355,824	388,497

	$2,677,386	$2,632,142	$1,337,109	$1,302,376	$1,340,277	$1,329,766

Commitments and contingencies (note 15)

See accompanying notes

MI Developments Inc.      2004    39

Notes to Interim Consolidated Financial Statements
(All amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(All amounts as at September 30, 2004 and 2003 and for the three and nine months ended September 30, 2004 and 2003 are unaudited)

1.     BASIS OF PRESENTATION

The unaudited interim consolidated financial statements have been prepared in U.S. dollars following the accounting policies as set out in the annual consolidated financial statements for the year ended December 31, 2003, except as discussed in note 2 below. The Company has reclassified certain prior period amounts to conform to the current period's presentation.

The unaudited interim consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively "MID" or the "Company"). MID is the former real estate division of Magna International Inc. ("Magna") and became a separate, publicly traded company on September 2, 2003. The Company's results for the three and nine months ended September 30, 2003 are presented on a carve-out basis from Magna.

The Company holds an investment in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to the inter-track, off-track, and account wagering markets. The Company owns approximately 59% of MEC's total equity, representing 96.6% of the total voting power of its outstanding stock. MEC's results are consolidated with the Company's results, with minority ownership accounted for as minority interest.

The unaudited interim consolidated financial statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the 2003 annual consolidated financial statements.

In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at September 30, 2004 and 2003 and the results of operations and cash flows for the three and nine month periods ended September 30, 2004 and 2003.

MEC's racing business is seasonal in nature. MEC's racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

2.     ACCOUNTING CHANGES

Stock-based Compensation

In November 2003, the Canadian Institute of Chartered Accountants ("CICA") amended Handbook Section 3870, "Stock-based Compensation and Other Stock-based Payments", to require the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company adopted these requirements effective January 1, 2004. The standard has been applied on a retroactive basis. The consolidated statements of income (loss) for the three and nine months ended September 30, 2003 have not been restated. During the three and nine months ended September 30, 2004, the cumulative impact of stock-based compensation for the fiscal years ended December 31, 2003 and 2002 was recognized in the financial statements as an adjustment to opening deficit. At the segment level, the impact of this recognition was an increase in MEC's minority interest of $3.2 million and a decrease in MEC's shareholders' equity of $3.2 million. On a consolidated basis, the impact of the restatement was an increase in minority interest of $3.2 million, an increase in deficit of $4.1 million, and an increase in contributed surplus of $0.9 million.

In the three months ended September 30, 2004, the effect of the adoption of the fair value method for stock-based compensation expense was an increase in general and administrative expenses of $0.1 million (Real Estate Business — $(0.2) million; MEC — $0.3 million) and a decrease in minority interest expense of $0.1 million. In the nine months ended September 30, 2004, the effect of the adoption of the fair value method

40    MI Developments Inc.      2004

for stock-based compensation expense was an increase in general and administrative expenses of $2.4 million (Real Estate Business — $1.6 million; MEC — $0.8 million) and a decrease in minority interest expense of $0.3 million.

Compensation expense is recognized for stock options based upon the fair value of the options at the grant date. The fair value of the options is recognized over the vesting period of the options as general and administrative expense with a corresponding amount included in equity as contributed surplus.

The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. If other assumptions are used, stock-based compensation expense could be significantly impacted.

The contributed surplus balance is reduced as the options are exercised and the amount initially recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise.

Asset Retirement Obligations

In March 2003, the CICA issued Handbook Section 3110, "Asset Retirement Obligations" ("CICA 3110"). CICA 3110 establishes standards for the recognition, measurement and disclosure of asset retirement obligations and the related asset retirement costs. CICA 3110 is effective for fiscal years beginning on or after January 1, 2004. The adoption of CICA 3110 did not have any impact on the Company's unaudited interim consolidated financial statements for the three and nine months ended September 30, 2004.

Hedging Relationships

The CICA previously approved certain amendments to Accounting Guideline 13, "Hedging Relationships" ("AcG-13") which were adopted by the Company effective January 1, 2004. AcG-13 provides guidance on the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and for the discontinuance of hedge accounting. The amendments clarified certain of the requirements in AcG-13 and provided additional application guidance. The adoption of AcG-13 did not have any impact on the Company's unaudited interim consolidated financial statements for the three and nine months ended September 30, 2004.

3.     WRITE-DOWN OF MEC'S LONG-LIVED ASSETS

(a)
MEC has commenced a major redevelopment of its Gulfstream Park racetrack. As a result, MEC has recognized a non-cash write-down of $26.3 million in the nine months ended September 30, 2004 related to Gulfstream Park's long-lived assets in connection with the redevelopment.

  The project includes significant modifications and enhancements to the racing surfaces and stable area, including the construction of a new, wider turf course. It also includes the construction of a modern clubhouse/grandstand offering an array of restaurants and entertainment facilities. The capital budget for the redevelopment of Gulfstream Park is approximately $145 million. In the event that MEC is unable to secure sufficient financing or other sources of funds, MEC will not have the cash resources to continue the redevelopment of Gulfstream Park on the current schedule and the project would be delayed.

  MEC's goal is to minimize the disruption to the 2005 Gulfstream Park race meet during the construction period. To that end, it is MEC's expectation that the new racing surfaces will be completed prior to the start of the 2005 meet. However, since the project entails the demolition of a substantial portion of the current buildings and related structures, temporary facilities will be erected to house the 2005 meet.

  The new clubhouse/grandstand facility is expected to be operational for the 2006 Gulfstream Park race meet. Although the redevelopment is being scheduled to minimize any interference with Gulfstream Park's racing season, with a project of this magnitude, there will be a temporary disruption of Gulfstream

MI Developments Inc.      2004    41

  Park's operations during the 2005 meet and there is a risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations during the meet would result in a reduction in the revenues and earnings generated at Gulfstream Park during that meet.

(b)
MEC has also commenced the redevelopment of the racing surfaces at Laurel Park. As a result, MEC has recognized a non-cash write-down of $0.4 million in the nine months ended September 30, 2004 related to Laurel Park's long-lived assets in connection with the redevelopment.

  The project includes significant modifications and enhancements to the racing surfaces, including the construction of a new, wider turf course. It is MEC's expectation that the new dirt track will be completed by December 31, 2004 and the new turf track will be completed prior to the start of Laurel Park's 2005 summer meet, which commences on August 6, 2005.

4.     SALE AND LEASE ARRANGEMENT OF GREAT LAKES DOWNS

On August 24, 2004, MI Racing Inc., a wholly owned subsidiary of MEC, sold the real property and associated racetrack license of Great Lakes Downs to Richmond Racing Co., LLC ("Richmond Racing") for approximately $4.2 million. The consideration included cash of $0.2 million and the issuance of a 20-year promissory note with a principal amount of $4.0 million.

The promissory note, which bears interest at 5% per annum, is repayable by Richmond Racing in monthly principal and interest payments of $26 thousand until maturity. MI Racing Inc. also has an option to repurchase the property and associated racetrack license of Great Lakes Downs from Richmond Racing in the event that MEC is unsuccessful in obtaining a racetrack license for the proposed Romulus racetrack or in the event that state law in Michigan is amended to allow an entity to hold more than one racetrack license.

MI Racing Inc. has also entered into a lease agreement with Richmond Racing, which gives MI Racing Inc. the conditional right to continue operating Great Lakes Downs and conducting thoroughbred race meetings at the racetrack. The lease is for an initial term of five years with an option to renew the lease for up to three additional periods of five years each. The lease requires MI Racing Inc. to make monthly rental payments of $30 thousand to Richmond Racing.

Based on the terms contained in the sale and lease arrangement between MI Racing Inc. and Richmond Racing, for accounting purposes the transaction has not been accounted for as a sale and leaseback, but rather using the financing method of accounting under generally accepted accounting principles.

5.     EARNINGS (LOSS) PER SHARE

Diluted earnings (loss) per share for the three and nine months ended September 30, 2004 are computed as follows:

	Three months ended September 30, 2004	Nine months ended September 30, 2004
Net income (loss)	$(15,937)	$5,268

Weighted average number of Class A Subordinate Voting and
Class B Shares outstanding during the period (thousands)	48,160	48,153
Stock options (thousands)	—	37

	48,160	48,190

Basic and diluted earnings per Class A Subordinate Voting or
Class B Share	$(0.33)	$0.11

The computation of diluted earnings per share for the six months ended June 30, 2004 excludes the effect of the potential exercise of 100,000 options, as such options were not "in-the-money" and their impact would be anti-dilutive. For the three months ended September 30, 2004, the computation of diluted earnings per share excludes the effect of the potential exercise of 352,000 options, as such options were not "in-the-money" and their impact would be anti-dilutive.

42    MI Developments Inc.      2004

Earnings per share for the three and nine month periods ended September 30, 2003 include net income only for the period subsequent to August 29, 2003, the date when Magna's net investment was exchanged for Class A Subordinate Voting Shares of the Company as part of the Company's spin-off from Magna. The weighted average number of basic and fully diluted outstanding shares for the three and nine month periods ended September 30, 2003 is calculated for the same period as earnings per share.

For purposes of determining fully diluted earnings per share, only the rights to acquire Class A Subordinate Voting Shares that would be dilutive to earnings have been considered. A weighted average of 261,364 options to acquire Class A Subordinate Voting Shares were outstanding from August 29 to September 30, 2003. These were not included in the computation of diluted earnings per share because the exercise price was greater than the average trading price of the Class A Subordinate Voting Shares during the period, and therefore their inclusion would be anti-dilutive.

The Company's net income was $0.9 million for the period from August 30 to September 30, 2003. The basic and diluted weighted average number of shares outstanding for the same period was 48,130,321. Basic and diluted earnings per share for the three and nine month periods ended September 30, 2003 were $0.02.

6.     DEFICIT

Deficit reflects only the operations of the Company subsequent to August 29, 2003, which was the date when Magna's net investment was fixed for the purpose of the distribution of the Company's Class A Subordinate Voting Shares and Class B Shares to Magna's shareholders.

7.     DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Real Estate Business
Loss (gain) on disposal of real estate	$(348)	$155	$(216)	$134
Straight-line rent adjustment	136	(637)	(104)	(2,404)
Depreciation and amortization	8,533	8,154	25,405	23,509
Future income taxes	147	926	4,157	3,808
Stock-based compensation expense	(206)	—	1,558	—
Other	—	(51)	120	457

	8,262	8,547	30,920	25,504

MEC
Gain on disposal of real estate	—	—	(9,626)	—
Depreciation and amortization	10,374	7,923	27,952	23,157
Future income taxes	(1,663)	(2,023)	(7,182)	(3,338)
Minority interest	(18,426)	(6,263)	(19,726)	(1,113)
Stock-based compensation expense	260	—	752	—
Dilution losses and other gains	(1,026)	—	(883)	—
Write-down of long-lived assets	—	—	26,685	—
Other	(99)	459	1,332	2,412

	(10,580)	96	19,304	21,118

Consolidated	$(2,318)	$8,643	$50,224	$46,622

MI Developments Inc.      2004    43

(b)
Changes in non-cash balances:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Real Estate Business
Accounts receivable	$455	$1,232	$6,728	$(807)
Prepaid expenses and other	—	1,252	(135)	(1,936)
Deferred rent receivable	(765)	—	(87)	56
Accounts payable and accrued liabilities	1,508	17,481	7,329	1,471
Dividends payable	—	—	(4,334)	—
Income taxes payable	2,907	(4,496)	4,462	(7,447)

	4,105	15,469	13,963	(8,663)

MEC
Restricted cash	2,801	(7,127)	(2,134)	(1,240)
Accounts receivable	2,160	2,878	(4,383)	12,515
Prepaid expenses and other	948	(2,780)	(6,109)	(1,534)
Accounts payable and accrued liabilities	13,743	6,895	23,192	(20,467)
Deferred revenue	1,087	1,395	(7,633)	3,208
Income taxes receivable/payable	(749)	(9,753)	(3,993)	(2,878)

	19,990	(8,492)	(1,060)	(10,396)

Consolidated	$24,095	$6,977	$12,903	$(19,059)

44    MI Developments Inc.      2004

8.     REAL ESTATE PROPERTIES

Real estate properties consist of:

	September 30, 2004	December 31, 2003
Real Estate Business
Income-producing properties under operating leases
Land	$185,166	$179,848
Buildings, parking lots and roadways — cost	1,080,333	1,058,948
Buildings, parking lots and roadways — accumulated depreciation	(178,029)	(150,913)

	1,087,470	1,087,883

Development properties
Land and improvements	101,436	124,926
Properties under development	12,824	8,700

	114,260	133,626

Properties held for sale	30,193	6,003

	1,231,923	1,227,512

MEC
Revenue-producing racetrack properties
Land and improvements	220,269	210,859
Buildings — cost	390,686	253,619
Buildings — accumulated depreciation	(68,013)	(36,454)
Construction in progress	97,334	101,216

	640,276	529,240

Under-utilized racetrack properties	96,973	97,201

Development properties
Land and improvements	45,997	60,089
Properties under development	916	62,441

	46,913	122,530

Revenue-producing non-racetrack properties
Land and improvements	35,567	35,236
Buildings — cost	53,931	53,939
Buildings — accumulated depreciation	(9,756)	(8,621)

	79,742	80,554

Properties held for sale	2,509	9,345

	866,413	838,870

Consolidated	$2,098,336	$2,066,382

9.     BANK INDEBTEDNESS

During the three months ended September 30, 2004, MID extended its $50.0 million credit facility to November 24, 2004. MID is currently in discussions with the bank to further extend the agreement and expects that the facility will be renewed for an additional 364 days. As at September 30, 2004, no amounts were borrowed under the facility, but the Company had issued letters of credit totalling $0.3 million.

MI Developments Inc.      2004    45

In the three months ended September 30, 2004, MEC borrowed $25.0 million under its $50.0 million senior revolving credit facility. Loans under the credit facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of MEC which own and operate Golden Gate Fields, Gulfstream Park and Santa Anita Park and operate Bay Meadows. The loans under the credit facility bear interest at either the U.S. Base rate or London Interbank Offered Rate ("LIBOR") plus a margin based on MEC's ratio of debt to earnings before interest, income taxes, depreciation and amortization. At September 30, 2004, the interest rate on the loan outstanding under the credit facility was 4.67% per annum.

10.  LONG-TERM DEBT

On March 19, 2004, MID received a receipt for a final Base Shelf Prospectus (the "Prospectus") from Canadian securities regulatory authorities for the issuance, from time to time, of up to Cdn. $650 million of unsecured debt securities. Unless otherwise specified in a prospectus supplement, the net proceeds resulting from the issue of debt securities under the Prospectus will be used for the Company's general corporate purposes, including developments and acquisitions arising from the Company's ongoing relationship with the Magna group, as well as development and redevelopment projects that the Company may enter into with respect to land and facilities owned by MEC.

In the first quarter of 2004, one of MEC's European subsidiaries entered into a 15 million Euro term loan facility. The facility, which bears interest at the European Interbank Offered Rate ("EURIBOR") plus 2% per annum, is secured by a first and second mortgage on land in Austria owned by the European subsidiary. At September 30, 2004, $18.6 million (15 million Euro) was outstanding on this fully drawn facility, which matures on December 15, 2006.

Prior to the spin-off of MID from Magna, the Real Estate Business' continuing funding requirements were advanced by Magna. These advances bore interest at rates not exceeding the borrowing jurisdiction's bank prime rate and were recorded as part of Magna's net investment.

Consolidated long-term debt at September 30, 2004 includes secured obligations of $178.1 million (Real Estate Business — $6.6 million; MEC — $171.5 million).

11.  SHARE CAPITAL

Changes in Class A Subordinate Voting Shares and Class B Shares for the three and nine months ended September 30, 2004 are shown in the following table:

	Number	Book Value
Class A Subordinate Voting Shares
issued and outstanding at December 31, 2003	47,582,083	$1,552,901
Issued on exercise of stock options	30,000	910

Class A Subordinate Voting Shares issued and outstanding at September 30, 2004	47,612,083	$1,553,811

Class B Shares issued and outstanding at December 31, 2003 and September 30, 2004	548,238	$17,893

12.  STOCK-BASED COMPENSATION

(a)
In 2003, MID's Board of Directors approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. A maximum of 2.85 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

  MID grants stock options to certain directors, officers, key employees and consultants to purchase MID's Class A Subordinate Voting Shares. 1/5th of options vest on the date of grant, and remaining options vest over a period of 4 years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the

46    MI Developments Inc.      2004

  tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options.

  Activity in MID's option plan was as follows:

	Number	Weighted Average Exercise Price ($Cdn)	Weighted Average Remaining Contractual Life (years)
Stock options outstanding at December 31, 2003	575,000	$31.85	9.7
Options granted	100,000	39.26
Options exercised	(30,000)	31.85
Options cancelled	(193,000)	31.85
Options cancelled	(100,000)	39.26

Stock options outstanding at September 30, 2004	352,000	$31.85	8.9

Stock options exercisable at September 30, 2004	124,000	$31.85	8.8

  There were no MID stock options granted or exercised in the three months ended September 30, 2004. During the three months ended March 31, 2004, there were 100,000 MID stock options granted with an average fair value of $7.57 per option. These 100,000 MID stock options and an additional 193,000 stock options were subsequently cancelled during the three months ended September 30, 2004. Net income of the Real Estate Business for the three and nine months ended September 30, 2004 reflect a stock-based compensation recovery of $0.2 million as a result of the cancelled options. During the three and nine months ended September 30, 2003 there were 575,000 MID stock options granted with an average fair value of $6.25 per option.

  The fair value of the MID stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

Nine Months Ended September 30,	2004
Risk-free interest rate	3.0%
Expected dividend yield	1.20%
Expected volatility of MID's Class A Subordinate Voting Shares	30.2%
Weighted average expected life (years)	4
(b)
MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000, which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.6 million shares of MEC's Class A Subordinate Voting Stock are available to be issued under the MEC Plan, of which 6.3 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.3 million are available for issuance pursuant to any other type of award under the MEC Plan. During the three months ended September 30, 2004, no MEC shares were issued under the MEC Plan. During the nine months ended September 30, 2004, 199,000 MEC shares were issued under the MEC Plan, including 175,000 MEC shares issued on the exercise of MEC stock options.

  MEC grants stock options to certain directors, officers, key employees and consultants to purchase shares of MEC's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of MEC at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the MEC Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by MEC with each recipient of options.

  During the three months ended September 30, 2004, 50,000 MEC stock options were granted, 100,000 stock options were cancelled and no stock options were exercised or expired. During the nine months ended September 30, 2004, 200,000 MEC stock options were granted with an average fair value of $2.38

MI Developments Inc.      2004    47

  per option, 175,000 MEC stock options were exercised, and 244,000 MEC stock options were cancelled. During the nine months ended September 30, 2003, 640,000 MEC stock options were granted with an average fair value of $1.50 per option.

  At September 30, 2004, there were 4,622,500 MEC stock options outstanding with exercise prices ranging from $3.91 to $9.43 per share and a weighted average exercise price of $6.17 per share. There were 3,925,596 MEC stock options exercisable at September 30, 2004 with a weighted average exercise price of $6.11 per share.

  The fair value of MEC stock option grants is estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Risk-free interest rate	3.0%	N/A	3.0%	2.0%
Expected dividend yield	0.84%	N/A	0.84%	0.84%
Expected volatility of MEC's Class A Subordinate Voting Stock	0.562	N/A	0.562	0.534
Weighted average expected life (years)	4.0	N/A	4.0	4.0

  Pro Forma Results Under Fair Value Method

  If the fair value method of accounting for stock-based compensation had been applied to the Company's results prior to the adoption of the fair value method effective January 1, 2004, the Company's pro forma net income would have been as follows:

	Three months ended September 30, 2003	Nine months ended September 30, 2003
Net income, as reported	$1,374	$18,062
Stock-based compensation expense — MID	(37)	(37)
Stock-based compensation expense, net of tax — MEC	(303)	(2,065)
Minority interest in MEC stock-based compensation expense	125	855

Pro forma net income	$1,159	$16,815

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period.

13.  SEGMENTED INFORMATION

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company's operations are segmented in the Company's internal financial reports between wholly-owned operations (the Real Estate Business) and publicly traded operations (MEC). The segregation of operations between wholly-owned and publicly traded operations recognizes the fact that in the case of the Real Estate Business, the Company's management has direct responsibility for the key operating, financing and resource allocation decisions, whereas in the case of MEC, such responsibility resides with its separate board of directors and executive management.

The Company's reporting segments are as follows:

Real Estate Business

The Real Estate Business owns real estate assets in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, Poland, the Czech Republic, Belgium and Spain. Substantially all these real estate assets are leased to, or are under development for subsequent lease to, Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

48    MI Developments Inc.      2004

MEC

MEC currently operates or manages twelve thoroughbred racetracks, two standardbred (harness racing) racetracks, two racetracks that run both thoroughbred and standardbred meets, one greyhound track, and three thoroughbred training centres. In addition, MEC operates off-track betting facilities, XpressBet™, a national Internet and telephone account wagering business, owns and operates HorseRacing TV™, a television channel focused on horse racing, and owns a 30% equity investment in AmTote International, Inc., a provider of totalisator services. MEC also operates two golf courses and related facilities.

The Company's interim Consolidated Statements of Income (Loss), Consolidated Statements of Cash Flows, and Consolidated Balance Sheets have been arranged so as to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

14.  TRANSACTIONS WITH RELATED PARTIES

Mr. F. Stronach, Magna's Chairman of the Board, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. The Stronach Trust also controls Magna through the right to direct the votes attaching to 66% of Magna's Class B Shares. Since the Company and Magna are under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)
Proposed offer to take MEC private

  On July 13, 2004, the Company announced an intention to make an offer to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC not owned by MID.

  On September 16, 2004, the Company announced that it would not proceed with the offer. In the three months ended September 30, 2004, the Company incurred costs related to this proposed offer of $2.7 million which have been included in general and administrative expenses of the Real Estate Business.

  In connection with the intended offer, the Company entered into a share purchase agreement dated July 12, 2004 (the "Share Purchase Agreement") with Fair Enterprise Limited ("Fair Enterprise"), a company controlled by Mr. F. Stronach. Pursuant to the Share Purchase Agreement, the Company purchased from Fair Enterprise 3,682,515 shares of Class A Subordinate Voting Stock of MEC for aggregate consideration of $3.3 million in cash and the issuance, subject to regulatory approval, of 707,725 of the Company's Class A Shares. The Share Purchase Agreement provided Fair Enterprise with an option to repurchase the MEC shares from the Company in the event that, among other things, prior to December 30, 2004, the Company publicly announced that it would not be proceeding with the offer. As a result of the Company not proceeding with the offer, on September 16, 2004 Fair Enterprise exercised its option under the Share Purchase Agreement and repurchased the MEC shares from the Company in consideration for the termination of the Company's obligation to issue the 707,725 Class A Shares and pay the cash consideration (which shares had not been issued and cash consideration had not been paid on such date).

  The Company has recorded an increased amount of the net loss of MEC during the period that the Company owned these additional MEC shares. The recovery of minority interest expense in the Company's Consolidated Statement of Income (Loss) for the three months ended September 30, 2004 has been reduced by approximately $1.0 million to reflect the increased amount of MEC losses attributable to the Company during the period of ownership.

  Also included in the Company's Consolidated Statement of Income (Loss) for the three months ended September 30, 2004 is a non-cash gain on disposal of approximately $1.0 million as a result of the Fair Enterprise repurchase of the MEC shares on September 16, 2004.

(b)
Charges to Magna

  Substantially all of the Company's rental revenue relates to leases with Magna and its wholly-owned and publicly traded subsidiaries.

MI Developments Inc.      2004    49

  During the year ended December 31, 2001, MEC entered into an access agreement with Magna for Magna's use of the golf course and the clubhouse meeting, dining and other facilities in Aurora, Ontario. The agreement, which expired on December 31, 2003, stipulated an annual access fee of $3.9 million (Cdn. $5.0 million). During the three and nine months ended September 30, 2004, no revenue was recognized related to this agreement (three and nine months ended September 30, 2003 — $0.7 million and $2.1 million, respectively).

  Effective March 1, 1999, MEC began charging Magna an access fee for Magna's use of the golf course and related facilities in Oberwaltersdorf, Austria. The agreement, which expired on March 1, 2004, stipulated a yearly fee of $3.1 million (2.5 million Euro). During the three months ended September 30, 2004, no revenue was recognized related to this agreement (three months ended September 30, 2003 — $0.7 million). During the nine months ended September 30, 2004, $0.5 million of revenue was recognized related to this agreement (nine months ended September 30, 2003 — $2.4 million).

  MEC has granted Magna a right of first refusal to purchase its two golf courses.

  At September 30, 2004, the Real Estate Business had no amounts due from Magna and its subsidiaries (December 31, 2003 — $8.2 million).

(c)
Charges from Magna

  During the three and nine months ended September 30, 2003, the Company incurred $3.5 million and $24.8 million, respectively, of interest charges from Magna.

  Magna charges the Company for certain administrative services which have continued to be provided following the spin-off of the Company from Magna. In the three and nine months ended September 30, 2004, these charges totalled $0.1 million and $0.2 million, respectively (three and nine months ended September 30, 2003 — nil), and are included in the Real Estate Business' general and administrative expenses.

  Included in the Real Estate Business' accounts payable and accrued liabilities at September 30, 2004 are amounts due to Magna and its subsidiaries in the amount of $0.1 million (December 31, 2003 — $0.7 million). Included in MEC's accounts payable and accrued liabilities at September 30, 2004 are amounts due to Magna and its subsidiaries in the amount of $0.3 million (December 31, 2003 — nil).

(d)
MEC option

  In September 2004, the Company granted MEC an option, exercisable at any time on or prior to June 30, 2005, to purchase the shares of one of the Company's subsidiaries, which owns property in Romulus, Michigan.

15.  COMMITMENTS AND CONTINGENCIES

(a)
MEC generates a substantial amount of its revenues from wagering activities and, therefore, it is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(b)
In the ordinary course of business activities, the Company and its subsidiaries may be contingently liable for litigation and claims with customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(c)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of MEC, agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, an additional $5.0 million by December 31, 2003, and an additional $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico, Laurel

50    MI Developments Inc.      2004

  Park, Bowie Training Center and their related facilities and operations. As a result of delays in permitting of several projects related to this commitment, $10.0 million had been spent by September 30, 2004 and MEC has placed $5.0 million in an escrow account to be applied to future capital expenditures and renovations for the remainder of the commitment. MEC's capital expenditure plan for 2004 anticipates satisfying this spending commitment by the end of 2004.

(d)
In connection with its acquisition of a controlling interest in The Maryland Jockey Club, MEC has an obligation to pay $18.3 million on exercise of either the put or call options for the remaining interest in The Maryland Jockey Club. At September 30, 2004, this obligation has been reflected on MEC's balance sheet as long-term debt due after one year.

(e)
The Maryland Jockey Club is a party to an agreement (the "Maryland Operating Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the current owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Operating Agreement replaced a previous agreement (the "Maryland Revenue Sharing Agreement"), which was effective as of January 1, 2000 and expired on April 18, 2004. The Maryland Operating Agreement was effective from June 9, 2004, and has been extended until December 31, 2004.

  The Maryland Revenue Sharing Agreement enabled wagering to be conducted, both day and evening, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources was pooled and certain expenses and obligations were pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue was then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. Commencing April 19, 2004, The Maryland Jockey Club and Rosecroft are no longer pooling their wagering revenue and distributing net wagering revenue as they did under the Maryland Revenue Sharing Agreement. From April 19, 2004 until June 9, 2004, they operated under a state law which precluded The Maryland Jockey Club from operating after 6:15 p.m. without Rosecroft's consent, and the federal Interstate Horseracing Act, which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel Park are running live races.

  Since coming into effect on June 9, 2004, The Maryland Operating Agreement has enabled Pimlico, Laurel Park and Rosecroft to conduct simulcast wagering on thoroughbred and harness race signals during the day and evening hours without restriction. Under the Maryland Operating Agreement, Cloverleaf agrees to pay the thoroughbred industry a 12% premium on pari-mutuel wagering (net of refunds) conducted at Rosecroft on all thoroughbred race signals, and The Maryland Jockey Club agrees to pay Cloverleaf a 12% premium on pari-mutuel wagering (net of refunds) conducted at Pimlico and Laurel Park on all standardbred race signals.

  Under the Maryland Operating Agreement, the parties have agreed to make a good faith effort to reach a long-term agreement on cross-breed simulcasting and OTB facilities in the State of Maryland. Without an arrangement similar in effect to the Maryland Revenue Sharing Agreement or the Maryland Operating Agreement, there would be a material decline in the revenues, earnings and purses of The Maryland Jockey Club.

(f)
MEC's Bay Meadows lease expires on December 31, 2004. Although MEC is continuing to explore alternative venues, including vacant land that has been purchased in Dixon, California for future development of a thoroughbred racetrack with an associated retail shopping and entertainment complex, this project is still in the early stages of planning and is subject to regulatory and other approvals. At this time, MEC does not expect the Bay Meadows lease to be extended beyond December 31, 2004. If this lease is not renewed, MEC's operating results would be materially adversely affected, at least until such time as an alternative venue could be opened or additional revenue source arrangements secured. There can be no assurance that operating at an alternative venue in the future will be as profitable as MEC's Bay Meadows operation has been. Bay Meadows has budgeted earnings before income taxes for 2005 of $3.0 million.

MI Developments Inc.      2004    51

(g)
MEC is considering a redevelopment of the entire stable area at Laurel Park (the "Laurel Park Redevelopment"). In the event this redevelopment were to proceed as currently contemplated, the Laurel Park Redevelopment would include the construction of new barns, dormitories and grooms' quarters. The aggregate carrying value at September 30, 2004 of the assets that would be demolished if the Laurel Park Redevelopment is completed is approximately $3.1 million. If MEC decides to proceed with the Laurel Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, the project would be scheduled to minimize any interference with Laurel Park's racing season, however, with a project of this magnitude, there will likely be a temporary disruption of Laurel Park's operations during a racing season and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings generated at Laurel Park during that season.

(h)
MEC is considering a redevelopment of the clubhouse/grandstand at The Meadows ("The Meadows Redevelopment"). In the event MEC obtains a slot machine license for The Meadows and this development were to proceed as currently contemplated, The Meadows Redevelopment would include the construction of a new clubhouse/grandstand with a facility to house slot machines. The aggregate carrying value at September 30, 2004 of the assets that would be demolished if The Meadows Redevelopment is completed is approximately $8.6 million. If MEC decides to proceed with The Meadows Redevelopment and obtains approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary. If MEC proceeds, MEC's goal would be to minimize any interference with The Meadows' operations, however, with a project of this magnitude, there will likely be a temporary disruption of The Meadows' operations and there is risk that the redevelopment will not be completed according to schedule. Any interference with the racing operations would result in a reduction in the revenues and earnings at The Meadows during the period of such interruption.

(i)
In June 2003, MEC purchased an approximately 22% interest in the real property upon which Portland Meadows is located, and also purchased the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (a) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (b) five percent of revenues not related to horse racing up to $0.8 million, and (c) three percent of revenues not related to horse racing in excess of $0.8 million. As the owner of an approximately 22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's operating costs on the Consolidated Statements of Income (Loss).

(j)
MEC's contractual commitments related to construction and development projects outstanding at September 30, 2004 amounted to approximately $40.1 million.

  MID's contractual commitments related to construction and development projects outstanding at September 30, 2004 amounted to approximately $3.0 million.

16.  SUBSEQUENT EVENTS

(a)
A subsidiary of MEC, Pimlico Racing Association, Inc., had a $10.0 million revolving credit loan facility that was scheduled to mature on September 7, 2004, but was extended until October 28, 2004, at which date the facility was converted to a term loan facility, which matures on December 15, 2019. The term loan facility, that bears interest at either the U.S. Prime rate or LIBOR plus 2.6% per annum, is secured by deeds of trust on land, buildings and improvements and security interests in all other assets of the subsidiary and certain affiliates of The Maryland Jockey Club. At November 1, 2004, $10.0 million (September 30, 2004 — $8.7 million) was outstanding on this term loan facility.

(b)
A subsidiary of MEC, The Santa Anita Companies, Inc. ("SAC"), is party to a secured term loan facility that was scheduled to mature on November 30, 2004, however, the facility was amended and extended until

52    MI Developments Inc.      2004

  October 7, 2007, subject to a further extension at MEC's option to October 7, 2009. Under the facility, MEC's subsidiary is entitled to borrow up to a maximum of $75.0 million. Borrowings under the facility bear interest at either the U.S. Prime rate or LIBOR plus 2.0% per annum.

  The facility is guaranteed by the Los Angeles Turf Club, Incorporated ("LATC"), a wholly-owned subsidiary of MEC, and is secured by a First Deed of Trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC, the racetrack operator, and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. At November 1, 2004, the facility is fully drawn (September 30, 2004 — $48.0 million) and is repayable in monthly principal amounts of $417 thousand until maturity.

  Effective November 1, 2004, MEC entered into an interest rate swap contract. Under the terms of the contract, MEC receives a LIBOR-based variable interest rate and pays a fixed rate of 5.38% per annum on a notional amount of 40% of the outstanding balance under the SAC facility.

(c)
MEC's senior secured revolving credit facility in the amount of $50.0 million was amended and extended until October 10, 2005, and may be further extended with the consent of both parties. The facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. Loans under the facility are secured by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain subsidiaries of MEC which own and operate Golden Gate Fields, Santa Anita Park, Gulfstream Park, Palm Meadows, Lone Star Park, the off-track betting operations in Pennsylvania and operate Bay Meadows.

  The loans under the facility bear interest at either the U.S. Base rate or LIBOR plus a margin based on MEC's ratio of debt to earnings before interest, income taxes, depreciation and amortization. At November 1, 2004, MEC had borrowings under the credit facility of $25.0 million (September 30, 2004 — $25.0 million) and had issued letters of credit totalling $21.7 million (September 30, 2004 — $21.7 million) under the credit facility, such that $3.3 million (September 30, 2004 — $3.3 million) was unused and available.

(d)
On November 1, 2004, wholly-owned subsidiaries of MEC entered into access agreements with Magna and one of its subsidiaries for their use of the golf courses and associated clubhouse, meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario and Fontana Sports in Oberwaltersdorf, Austria. The agreements, which expire on December 31, 2014, stipulate annual fees of Cdn. $5.0 million, retroactive to January 1, 2004, and Euro 2.5 million, retroactive to March 1, 2004, respectively, for use of the Magna Golf Club and Fontana Sports facilities, which will result in the recognition of approximately $6.5 million of revenue in the fourth quarter of 2004 related to these access agreements.

MI Developments Inc.      2004    53

MI Developments Inc.      2004

Pro Forma Consolidated
Statements of Income (Loss)
 For the three and nine months ended September 30, 2004

Pro Forma Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2004(1)	2003(2)	2004(1)	2003(2)	2004(1)	2003(2)
Revenues
Rental revenue	$31,398	$29,485	$31,398	$29,485	$—	$—
Racing, real estate and other	105,596	104,475	—	—	105,596	104,475

	136,994	133,960	31,398	29,485	105,596	104,475

Operating costs and expenses
Purses, awards and other	44,525	44,778	—	—	44,525	44,778
Operating costs	73,708	56,342	—	—	73,708	56,342
General and administrative	27,129	18,679	9,220	2,723	17,909	15,956
Depreciation and amortization	18,907	16,077	8,533	8,154	10,374	7,923
Interest expense (income), net	6,598	4,943	(387)	—	6,985	4,943

Write-down of MEC's long-lived assets	—	—	—	—	—	—
Operating income (loss)	(33,873)	(6,859)	14,032	18,608	(47,905)	(25,467)
Gain (loss) on disposal of real estate	348	(155)	348	(155)	—	—

Dilution losses and other gains	1,026	—	—	—	1,026	—
Income (loss) before income taxes
and minority interest	(32,499)	(7,014)	14,380	18,453	(46,879)	(25,467)
Income tax expense (recovery)	1,864	(4,640)	2,867	5,008	(1,003)	(9,648)
Minority interest	(18,426)	(6,263)	—	—	(18,426)	(6,263)

Net income (loss)	$(15,937)	$3,889	$11,513	$13,445	$(27,450)	$(9,556)

Basic and diluted earnings per Class A Subordinate Voting or Class B Share	$(0.33)	$0.08

(1)
No pro forma adjustments have been made to results for the three months ended September 30, 2004.

(2)
See note 2 to the pro forma consolidated statements of income (loss) for details of pro forma adjustments made to the statements of income (loss) for the three months ended September 30, 2003.

56    MI Developments Inc.      2004

Pro Forma Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)
(Unaudited)

	Consolidated		Real Estate Business		Magna Entertainment Corp.
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2004(1)	2003(2)	2004(1)	2003(2)	2004(1)	2003(2)
Revenues
Rental revenue	$94,776	$85,387	$94,776	$85,387	$—	$—
Racing, real estate and other	589,721	570,186	—	—	589,721	570,186

	684,497	655,573	94,776	85,387	589,721	570,186

Operating costs and expenses
Purses, awards and other	281,877	279,954	—	—	281,877	279,954
Operating costs	252,070	209,030	—	—	252,070	209,030
General and administrative	71,356	56,845	21,438	6,910	49,918	49,935
Depreciation and amortization	53,357	46,826	25,405	23,545	27,952	23,281
Interest expense (income), net	18,654	16,239	(642)	—	19,296	16,239
Write-down of MEC's long-lived assets	26,685	—	—	—	26,685	—

Operating income (loss)	(19,502)	46,679	48,575	54,932	(68,077)	(8,253)
Gain (loss) on disposal of real estate	9,842	(134)	216	(134)	9,626	—

Dilution losses and other gains	883	—	—	—	883	—
Income (loss) before income taxes
and minority interest	(8,777)	46,545	48,791	54,798	(57,568)	(8,253)
Income tax expense (recovery)	5,681	13,157	14,104	15,295	(8,423)	(2,138)
Minority interest	(19,726)	(2,529)	—	—	(19,726)	(2,529)

Net income (loss)	$5,268	$35,917	$34,687	$39,503	$(29,419)	$(3,586)

Basic and diluted earnings per Class A Subordinate Voting or Class B Share	$0.11	$0.75

(1)
No pro forma adjustments have been made to results for the nine months ended September 30, 2004.

(2)
See note 2 to the pro forma consolidated statements of income (loss) for details of pro forma adjustments made to the statements of income (loss) for the nine months ended September 30, 2003.

MI Developments Inc.      2004    57

Notes to Pro forma Statements of Income (Loss)
(All amounts in U.S. dollars and all tabular amounts in thousands unless otherwise noted)
(Unaudited)

        1.     BASIS OF PRESENTATION

The unaudited pro forma consolidated statements of income (loss) of MI Developments Inc. (the "Company") have been prepared from the Company's consolidated statements of income (loss) for the three and nine months ended September 30, 2003. The pro forma consolidated statements of income (loss) have been prepared on the basis of the assumptions and adjustments described in note 2 below and should be read in conjunction with the interim consolidated financial statements as at and for the three and nine months ended September 30, 2004 and 2003 ("Consolidated Financial Statements") of the Company, including the related notes thereto.

The pro forma consolidated statements of income (loss) have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). Neither a pro forma statement of income (loss) for the three and nine months ended September 30, 2004, nor a pro forma balance sheet as at September 30, 2004 were required, as none of the pro forma adjustments had any impact on the actual consolidated results for the three and nine months ended September 30, 2004.

The pro forma consolidated statements of income (loss) are not necessarily indicative of the results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

2.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The following tables illustrate the pro forma adjustments made to the statements of income (loss) for the three and nine months ended September 30, 2003:

		Pro Forma Adjustments
Three Months Ended September 30, 2003	Consolidated	Real Estate Business		Magna Entertainment Corp.	Pro Forma Consolidated
		Note 2(a)
Revenues
Rental revenue	$29,485	$—		$—	$29,485
Racing, real estate and other	104,475	—		—	104,475

	133,960	—		—	133,960

Operating costs and expenses
Purses, awards and other	44,778	—		—	44,778
Operating costs	56,342	—		—	56,342
General and administrative	18,394	285	(ii)	—	18,679
Depreciation and amortization	16,077	—		—	16,077
Interest expense (income), net	8,474	(3,531)	(iii)	—	4,943

Operating income (loss)	(10,105)	3,246		—	(6,859)
Loss on disposal of real estate	(155)	—		—	(155)

Income (loss) before income taxes
and minority interest	(10,260)	3,246		—	(7,014)
Income tax expense (recovery)	(5,371)	731	(iv)	—	(4,640)
Minority interest	(6,263)	—		—	(6,263)

Net income	$1,374	$2,515		$—	$3,889

58    MI Developments Inc.      2004

		Pro Forma Adjustments
Nine Months Ended September 30, 2003	Consolidated	Real Estate Business		Magna Entertainment Corp.		Pro Forma Consolidated
		Note 2(a)		Note 2(b)
Revenues
Rental revenue	$85,211	$176	(i)	$—		$85,387
Racing, real estate and other	562,857	—		7,329	(i)	570,186

	648,068	176		7,329		655,573

Operating costs and expenses
Purses, awards and other	277,728	—		2,226	(i)	279,954
Operating costs	206,427	—		2,603	(i)	209,030
General and administrative	54,536	864	(ii)	1,445	(i),(ii)	56,845
Depreciation and amortization	46,666	36	(i)	124	(i)	46,826
Interest expense (income), net	35,295	(25,061)	(iii)	6,005	(i),(ii)	16,239

Operating income (loss)	27,416	24,337		(5,074)		46,679
Loss on disposal of real estate	(134)	—		—		(134)

Income (loss) before income taxes
and minority interest	27,282	24,337		(5,074)		46,545
Income tax expense (recovery)	10,333	4,475	(iv)	(1,651)	(i),(ii)	13,157
Minority interest	(1,113)	—		(1,416)	(iii)	(2,529)

Net income (loss)	$18,062	$19,862		$(2,007)		$35,917

The pro forma consolidated statements of income (loss) have been presented assuming that Magna International Inc. ("Magna") completed the spin-off of the Company as a separate public company as of January 1, 2002, and give effect to the following items as of these respective dates:

(a)
Real Estate Business

(i)
Tesma facilities

    On January 31, 2003, the Company purchased three properties from Tesma International Inc. ("Tesma"), a public subsidiary of Magna, for cash consideration of $25.0 million and leased them back to Tesma under operating leases. The pro forma consolidated statement of income (loss) for the three months ended September 30, 2003 is not impacted by this transaction, however, the pro forma consolidated statement of income (loss) for the nine months ended September 30, 2003 includes adjustments to revenues of $176,000 and depreciation expense of $36,000 related to these properties.

  (ii)
  General and administrative expenses

    General and administrative expenses have been adjusted to reflect incremental committed executive compensation costs.

  (iii)
  Elimination of historical intercompany interest

    The adjustments to interest expense in the pro forma consolidated statements of income (loss) give pro forma effect to the elimination of interest expense on historical advances from Magna since all intercompany advances were eliminated in the initial capitalization of the Company.

MI Developments Inc.      2004    59

  (iv)
  Tax adjustments

    The pro forma consolidated statements of income (loss) reflect the tax effect on the foregoing Real Estate Business adjustments, where applicable, computed at assumed income tax rates as follows:

For the three and nine month periods ended September 30, 2003
Canada	36.6%
United States	38.0%
Mexico	34.0%
Austria	34.0%
Germany	40.1%
Spain	35.0%

    In addition, in conjunction with the spin-off transactions, the legal structure of the Company was amended. The pro forma consolidated statements of income (loss) reflect the tax impact resulting from this reorganization as if it had been implemented on January 1, 2002.

  (b)
  Magna Entertainment Corp.

  (i)
  Acquisitions

    The pro forma consolidated statements of income (loss) reflect the April 16, 2003 transfer of the shares of Ontario Racing Inc., which acquired Flamboro Downs ("Flamboro") in Hamilton, Ontario in October 2002, to Magna Entertainment Corp. ("MEC") as if it had been completed effective January 1, 2002.

    The pro forma consolidated statement of income (loss) for the three months ended September 30, 2003 is not impacted by this transaction, however the pro forma consolidated statement of income (loss) for the nine months ended September 30, 2003 includes adjustments related to the Flamboro acquisition as follows:

Nine months ended September 30, 2003
Revenues	$7,329
Purses, awards and other	2,226
Operating costs	2,603
General and administrative	1,129
Depreciation and amortization	124
Interest expense, net	616

Operating income	631
Income tax expense	631

Net income	$—

  (ii)
  Convertible subordinated notes

    On June 2, 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes. The pro forma consolidated statements of income (loss) reflect the MEC convertible subordinated notes as if they were issued effective January 1, 2002, including the tax effect on the foregoing adjustment at the assumed income tax rate of 40%.

    The pro forma consolidated statement of income (loss) for the three months ended September 30, 2003 is not impacted by this transaction, however, the pro forma consolidated statement of income (loss) for the nine months ended September 30, 2003 includes adjustments to general and administrative expenses of $0.3 million, interest expense of $5.4 million and income tax recovery of $2.3 million related to these convertible subordinated notes.

  (iii)
  Minority interest expense

    The pro forma consolidated statements of income (loss) include a minority interest charge related to the MEC pro forma adjustments. Minority interest expense has been recorded at 41.4% for the three and nine months ended September 30, 2003.

60    MI Developments Inc.      2004

(c)
Other

The pro forma earnings per share for the three and nine months ended September 30, 2003 are based on the assumption that 47,582,083 Class A Subordinate Voting Shares and 548,238 Class B Shares were issued and outstanding during those periods.

3.     REAL ESTATE BUSINESS — PRO FORMA FUNDS FROM OPERATIONS

The Company measures and presents funds from operations for the Real Estate Business because it is a measure that is widely used by analysts and investors in evaluating the operating performance of real estate companies. However, funds from operations does not have standardized meaning under Canadian GAAP and therefore is unlikely to be comparable to similar measures presented by other companies.

The Real Estate Business' funds from operations is based on pro forma information prepared in accordance with Canadian GAAP as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net income	$11,513	$13,445	$34,687	$39,503
Add back (deduct) non-cash items:
Depreciation and amortization	8,533	8,154	25,405	23,545
Future income taxes	147	926	4,157	3,905
Stock-based compensation expense	(206)	—	1,558	—
Straight-line rent adjustment	136	(637)	(104)	(2,404)
Loss (gain) on disposal of real estate	(348)	155	(216)	134

Pro forma funds from operations	$19,775	$22,043	$65,487	$64,683

MI Developments Inc.      2004    61

Corporate Information

Office Locations
MI Developments Inc. 455 Magna Drive, 2nd Floor Aurora, Ontario, Canada L4G 7A9 Phone: (905) 713-6322 www.midevelopments.com	Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Phone: (905) 726-2462 www.magnaentertainment.com
United States 285 West Huntington Drive Arcadia, California, USA 91007 Phone: (626) 574-7223

Exchange Listings
Class A Subordinate Voting Shares:	Toronto Stock Exchange	(MIM.A)
	New York Stock Exchange	(MIM)
Class B Shares:	Toronto Stock Exchange	(MIM.B)

Investor Relations Queries
Douglas R. Tatters, Executive Vice-President and Chief Financial Officer (905) 726-7507

Transfer Agents and Registrars
Canada Computershare Trust Company of Canada 100 University Avenue Toronto, Ontario, M5J 2Y1, Canada Phone: (416) 981-9633 www.computershare.com	United States Computershare Trust Company, Inc. 350 Indiana Street Golden, Colorado, USA 80801 Phone: (303) 262-0600

Board of Directors
Frank Stronach Chairman of the Board	Manfred Jakszus Director
Barry B. Byrd Partner, Pineiro, Wortman & Byrd, P.A.	Dennis J. Mills Vice-Chairman
Philip K. Fricke President, PKF Financial Consultants	The Honourable M. Douglas Young Lead Director Chairman, Summa Strategies Canada Inc.
W. Thomas Hodgson President, Strategic Analysis Corporation

Officers
John D. Simonetti Chief Executive Officer	Douglas R. Tatters Executive Vice-President and Chief Financial Officer
Richard J. Crofts Executive Vice-President, Corporate Development, General Counsel and Secretary

MI Developments Inc. 455 Magna Drive, 2nd Floor Aurora, Ontario, Canada L4G 7A9 Phone (905) 713-6322 www.midevelopments.com